Exhibit 2.1

Dated 26 June 2012

SHARE SALE AND PURCHASE AGREEMENT

relating to Sentrum Holdings Limited

between

GLEN MOAR PROPERTIES LIMITED

ABRY PARTNERS VI, LP

ABRY ADVANCED SECURITIES FUND, LP

ABRY ADVANCED SECURITIES FUND II, LP

ABRY INVESTMENT PARTNERSHIP, LP

ABRY SENIOR EQUITY CO-INVESTMENT FUND, III LP

ABRY SENIOR EQUITY III, LP

as Sellers

DIGITAL STOUT HOLDING, LLC

as Purchaser

SENTRUM HOLDINGS LIMITED

and

SENTRUM CONSTRUCTION MANAGEMENT LIMITED

DIGITAL REALTY TRUST, L.P.

as Guarantor

White & Case LLP

5 Old Broad Street

London EC2N 1DW

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [*]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

(i)

33.	NOTICES	44

34.	COUNTERPARTS	46

35.	GOVERNING LAW AND JURISDICTION	46

36.	AGENT FOR SERVICE OF PROCESS	46

SCHEDULE 1 THE SELLERS		48

SCHEDULE 2* THE GROUP		51

	Part A Details of the Company	51
	Part B Details of the Subsidiaries	53

SCHEDULE 3 COMPLETION ARRANGEMENTS		56

	Part A Seller’s Obligations	56
	Part B Purchaser’s Obligations	64

SCHEDULE 4 WARRANTIES		65

	Part A Warranties from the Sellers	65
	Part B Warranties from the Ordinary Shareholder	67

SCHEDULE 5 SELLERS’ LIMITATIONS ON LIABILITY		98

SCHEDULE 6* PROPERTIES		100

	Part A Freehold Properties	100
	Part B Leasehold Properties	101

SCHEDULE 7 BAKER STREET PROPERTY AND THE HAYES PROPERTY		103

	Part A (Baker Street)	103
	Part B (Hayes)	105

SCHEDULE 8 WORKED EXAMPLE OF ADDITIONAL PAYMENT CALCULATION		107

SCHEDULE 9 OPTION LANDS		108

SCHEDULE 10* FORM OF ESCROW AGREEMENT		111

APPENDIX 1* PLANS SHOWING CURRENT VACANT SPACE		131

* Not filed herewith pursuant to Item 601(b)(2) of Regulation S-K. The registrant will supplementally provide a copy of this schedule or appendix to the Commission upon request.

(ii)

THIS AGREEMENT is made on 26 June 2012

BETWEEN:

(1)	THE SEVERAL PERSONS whose details are set out in Schedule 1 (The Sellers) (together, the “Sellers”);

(2)	Digital Stout Holding, LLC a company incorporated in the State of Delaware, United States of America whose registered office is at 2711 Centerville Road, Suite 400 Wilmington, Delaware 19808, United States of America (the “Purchaser”);

(3)	Sentrum Holdings Limited, a company incorporated in the British Virgin Islands with registered number 1044506 and whose registered office is at Craigmuir Chambers, Road Town, Tortola, British Virgin Islands;

(4)	Sentrum Construction Management Limited a company incorporated under the laws of England and Wales with registered company number 04384471 and whose registered office is at Suite 426 Linen Hall, 162-168 Regent Street, London W1B 5TE (“Sentrum Construction”); and

(5)	Digital Realty Trust, L.P. a limited partnership with registration number M10114858 and registered office at 7 St. Paul Street, Suite 1660, Baltimore, MD 21202 (acting by its general partner Digital Realty Trust, Inc.) (the “Guarantor”).

WHEREAS:

(A)	Particulars of the Company and each of its Subsidiaries (as defined in Clause 1.1) are set out in Schedule 2 (The Group).

(B)	The Sellers have agreed to sell and the Purchaser has agreed to purchase the Shares (as defined in Clause 1.1) in each case on the terms and subject to the conditions of this Agreement.

(C)	The Guarantor has agreed to guarantee the obligations of the Purchaser on the terms and subject to the conditions of this Agreement.

IT IS AGREED:

1.	INTERPRETATION

1.1	In this Agreement:

“2009 Abry Facility Letter” means the £20,000,000 facility letter dated 12 December 2009 between the Company and the A Shareholder;

“2010 Subscription Agreement” means the subscription agreement dated 7 January 2010 between the Company, Glen Moar, and the A Shareholder;

“2011 Subscription Agreement” means the subscription agreement dated 27 July 2011 between the Company, Glen Moar, and the B Shareholders;

“A Shares” means the 30,000 A Preferred Shares of no par value in the Company, constituting 100% of such class of share in issue;

“A Shareholder” means Abry Partners VI, LP;

“ABRY Consideration” means the sum payable to the ABRY Sellers in accordance with Clause 3.2(a)(i);

“ABRY Convertible Loan Agreement” means the £30,000,000 convertible loan agreement dated 7 January 2010 between the A Shareholder and the Company;

“ABRY Investment Documents” means the 2009 Abry Facility Letter, the 2010 Subscription Agreement, the 2011 Subscription Agreement, the Abry Convertible Loan Agreement, the Abry Prepayment Notice and the Shareholders’ Agreement;

“ABRY Prepayment Notice” means the prepayment notice from the Company dated 1 August 2011 addressed to the B Shareholders and the A Shareholder;

“ABRY Sellers” means, collectively, the A Shareholder and the B Shareholders;

“ABRY Sellers’ Designated Account” means the bank account(s) details of which shall be notified to the Purchaser by ABRY Sellers at least two (2) Business Days prior to Completion;

“Accounts Date” means 31 December 2011;

“Accounts” means the audited financial statements of the Company and of each Subsidiary and the audited consolidated financial statements of the Group for the accounting reference period ended on the Accounts Date and for each of the three (3) previous accounting reference periods, together with, in each case, the auditors’ and directors’ reports and the notes to the audited financial statements, such financial statements comprising, in each case, a balance sheet, a profit and loss account and a cash flow statement;

“Additional Escrow Amount” means the additional amounts paid into the Escrow Account pursuant to Clause 13;

“Additional Payment” means a sum equal to 11.5 multiplied by the Net Contracted First Year’s Rent for the relevant New Lease as calculated by the Purchaser;

“Agents” means, in relation to a person, that person’s directors, officers, employees, advisers, agents and representatives;

“Agreement” means this agreement as the same may be amended by the Parties in accordance with the provisions hereof;

“Apportionment Day” has the meaning given in Clause 8.2;

“Anti-Bribery Laws” means, in each case to the extent that they have been applicable to a Group Company or a member of the Retained Group (as the case may be) at any time prior to the date of this Agreement: (i) the UK Bribery Act 2010; (ii) the U.S. Foreign Corrupt Practices Act of 1977 (as amended); (iii) any applicable law, rule, or regulation promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed on 17 December 1997; and (iv) any other applicable law, rule or regulation of similar purpose and scope in any jurisdiction, including books and records offences relating directly or indirectly to a bribe;

“Associated Person” has the meaning given in paragraph 7.1 of Part B of Schedule 4 (Warranties);

“Auditors” means KMPG Audit LLC;

“B Shareholders” means, collectively, Abry Advanced Securities Fund, LP; Abry Advanced Securities Fund II, LP; Abry Investment Partnership, LP; Abry Senior Equity Co-Investment Fund III, LP; and Abry Senior Equity III, LP (each a “B Shareholder”);

“B Shares” means the 24,095 B Preferred Shares of no par value in the Company, constituting 100% of such class of share in issue;

“Baker Street Lease” means the underlease dated 2 June 2011 between (1) BDO LLP and (2) Sentrum Services Limited;

“Baker Street Property” means the leasehold property known as Seventh Floor, North Wing, 55 Baker Street, London, W1U 7EU and which is demised to Sentrum Services Limited pursuant to the Baker Street Lease;

“Bridge Loan” means that certain senior unsecured bridge loan in the amount upto £700,000,000, among the Purchaser, as borrower, the Initial Lenders (as such term is defined in the documentation for the Bridge Loan) (the “Lenders”), an affiliate of Citigroup Global Markets Inc., as administrative agent (the “Agent”, and together with the Lenders, and any arrangers, book-running managers, or other agents for the Lenders, the “Lender Parties”), and certain other parties thereto;

“Business” means the business of the Group as conducted by it on the Completion Date;

“Business Day” means a day (other than a Saturday or Sunday or a public holiday) when commercial banks are open for ordinary banking business in London, United Kingdom and in San Francisco, United States;

“Business Information” means drawings, formulae, test results, reports, project reports and testing, operation and manufacturing procedures, shop practices, instruction and training manuals, tables of operating conditions, market forecasts, specifications, data, quotations, tables, lists and particulars of customers and suppliers, marketing methods and procedures, technical literature and brochures and any other technical, industrial and commercial information and techniques in any tangible form (including, but not limited to paper, electronically stored data, magnetic media, microfiche, film and microfilm);

“Business Intellectual Property” means the Intellectual Property owned, used or held for use by a Group Company;

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Business IP Licences” has the meaning given in paragraph 20.8 of Part B of Schedule 4 (Warranties);

“Camberley Employees” means each of the following employees who are employed by Sentrum Services Limited and located in Camberley: ####### #######, ###### ###### and ###### #######;

“Claim” means any Warranty Claim or Indemnity Claim;

“Closing Leases” means the following agreements for lease and services agreements and all deeds and documents of whatever kind supplemental or ancillary to such agreements whether or not they are expressed to be so:

(a)	agreement for lease and services agreement relating to Space at Sentrum III, Caxton Way, Watford dated 8 May 2012 between (1) Sentrum III Limited (2) [*] and (3) Sentrum Services Limited;

(b)	agreement for lease and services agreement relating to Space at Sentrum IV, Woking Surrey GU21 3BA dated 26 March 2012 between (1) Sentrum IV Limited (2) [*] (3) Sentrum Services Limited and (4) Sentrum Holdings Limited; and

(c)	agreement for lease and services agreement relating to Space at Sentrum IV, Woking Surrey GU21 3BA dated 20 April 2012 between (1) Sentrum IV Limited (2) [*] (3) Sentrum Services Limited and (4) Sentrum Holdings Limited;

“Companies Act” means the Companies Act 2006;

“Company” means Sentrum Holdings Limited, further details of which are set out in Part A of Schedule 2 (Details of the Company);

“Completion” means completion of the sale and purchase of the Shares under this Agreement;

“Completion Date” means (i) 31 July 2012; or (ii) if earlier, the Business Day that is five (5) Business Days after the date on which the Purchaser gives written notice to the Sellers that Completion shall occur; or (iii) such later date as may apply pursuant to the provisions of Clause 7.4;

“Consent” means, in relation to the Baker Street Property, the consent of the Landlord and any superior landlord to the assignment or transfer of the Baker Street Property to Glen Moar or any member of Glen Moar’s group;

“Consideration” means the consideration payable for the Shares as set out in Clause 3;

“Consideration per Share” means the price per Share obtained by dividing the Debt Free Consideration by the number of Shares;

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Consultancy Agreement” means the consultancy agreement relating to data centre leasing and construction services in the agreed terms and made between Glen Moar and Digital Realty (UK) Limited dated on or around the Completion Date;

“Continuing Provisions” means Clause 1 (Interpretation), Clause 8 (prorations), Clause 19 (Confidentiality), Clause 20 (Announcements), Clause 21 (Guarantee), Clause 24 (Entire Agreement), Clause 25 (Severance and Validity), Clause 26 (Variations), Clause 27 (Remedies and Waivers), Clause 29 (Third Party Rights), Clause 30 (Payments), Clause 31 (Costs and Expenses), Clause 32 (Default Interest), Clause 33 (Notices), Clause 35 (Governing Law and Jurisdiction) and Clause 36 (Agent for Service of Process), all of which shall continue to apply after the termination of this Agreement pursuant to Clauses 7.4(c) or 9.10;

“Croydon Expansion Land” means all that land shown edged in red on the plan with that description annexed to Schedule 9;

“CTA 2010” means the Corporation Tax Act 2010;

“Cure Period” has the meaning given in Clause 7.4;

“Current Vacant Space” means any technical space (excluding all office, storage and ancillary space) located at any of the Properties (excluding the property located at Croydon and detailed in paragraph 1 of both Schedule 6Part A, and Schedule 6Part B) and in details of which are set out in Appendix 1, which on the date of this Agreement is unoccupied and is not subject to any lease, licence, agreement, option, pre-emption or other interest;

“Data Protection Law” means any and all applicable laws that implement or give legal effect to the data protection directive (Directive 95/46/EC), the e-privacy directive (Directive 2002/58/EC), Articles 7 and 8 of the Charter of Fundamental Rights of the European Union, Article 8 of the European Convention on Human Rights, and any other legislation in any applicable jurisdiction concerning the protection and/or processing of personal data, the right to privacy, information security, and the obligation to provide data breach notifications, and including all subordinate legislation, regulations, guidance and codes of practice;

“Data Room” means all the information made available to the Purchaser and its Agents on the online data room located at www.http://dm.sentrum.co.im/, a hard copy of which is contained on CD Roms initialled by the Sellers’ Solicitor and the Purchaser’s Solicitor;

“Data Security Measures” has the meaning given in paragraph 20.8 of Part B of Schedule 4 (Warranties);

“Debt Free Consideration” has the meaning given in Clause 3.1;

“Deeds of Termination” means the deeds of termination entered into on or prior to the Completion by Sentrum Holdings Limited with each of Sentrum (Colo) Limited, Sentrum Construction Management Limited, Sentrum (Hayes) Limited, Sentrum (Rugby) Limited and Sentrum (Singapore) Private Limited, each terminating certain trade mark licence agreements entered into by those companies;

“Disclosed” means fully, fairly and with sufficient detail to identify the nature and scope of the matter disclosed in the Disclosure Letter;

“Disclosure Letter” means the letter of today’s date from the Sellers to the Purchaser in the agreed terms and delivered to the Purchaser before the execution of this Agreement;

“Earnout Period” means three years from and including the Completion Date (time being of the essence);

“Encumbrance” means any pledge, charge, lien, mortgage, debenture, hypothecation, security interest, pre-emption right, option and any other encumbrance or third party right or claim of any kind or any agreement to create any of the above;

“Escrow Account” means the bank account to be operated by the Escrow Agent in accordance with Clause 12 and the Escrow Agreement;

“Escrow Agent” means Wilmington Trust (London) Limited or such other agent as may be agreed between the Purchaser and Glen Moar;

“Escrow Agreement” means the escrow agreement to be entered into by the Ordinary Shareholder, the Purchaser and the Escrow Agent substantially in the form of Schedule 10;

“Escrow Amount” means ten million pounds (£10,000,000) to be retained in the Escrow Account and to be held and dealt with in accordance with Clause 12;

“Employer’s Agent” means the relevant employer’s agent appointed in relation to the Outstanding Construction Contracts;

“Environmental Warranties” means the warranties set out in paragraph 22 (Environmental) of Part B of Schedule 4;

“Existing Facilities” has the meaning given in paragraph 10.3 of Part B of Schedule 4 (Warranties);

“Expenses” means all costs, fees, premiums, contributions, rent free periods, inducements and/or expenses relating to the construction, operation and leasing of the Leased Area, including all capital expenditure, commissions, legal and professional fees, costs forming part of the rents which are attributable to the operation and running of the Leased Area for the first year of the Term (which are to be deemed for the purposes of this definition to be £30 per square foot) and/or otherwise attributable to Tax but excluding professional fees of the Purchaser in dealing with the monitoring and verification of Glen Moar and Sentrum Constructions’ compliance with the terms of the Consultancy Agreement;

“Expert” means CBRE London or, if that firm is unable or unwilling to act in any matter referred to them under this Agreement, a reputable firm of surveyors to be agreed by Glen Moar and the Purchaser within seven days of a notice by one to the other requiring such agreement or failing such agreement to be nominated on the application of either of them by or on behalf of the President for the time being of The Royal Institution of Chartered Surveyors;

“Freehold Properties” means the freehold land and premises currently owned, used or occupied by the Group, details of which are set out in Part A of Schedule 6 (Properties);

“Glen Moar” means Glen Moar Properties Limited, a company incorporated in the British Virgin Islands with registered number 1039730;

“Glen Moar Consideration” means the remaining sum payable out of the Debt Free Consideration once the ABRY Consideration has been paid, as adjusted in accordance with Clause 8;

“GM’s Designated Account” means the sterling denominated bank account details of which shall be notified to the Purchaser by Glen Moar at least two (2) Business Days prior to Completion;

“Group” means the Company and its Subsidiaries and the expression “Group Company” shall be construed accordingly;

“Hardware” means any and all (a) computer, telecommunications and network equipment; (b) operation user manuals; (c) maintenance manuals; and (d) associated documentation (but not including Software);

“Hayes Consents” means the consent of the relevant counterparties (and any other necessary parties) to the release and waiver of the Hayes Guarantees and the Hayes Covenants and, simultaneously with each such release and waiver, the novation to Sentrum Construction or another member of Sentrum Construction’s group of the Hayes Services Agreements, the Hayes Construction Documents and the guarantee provided by the Company pursuant to the Hayes Lease each in such form as the Purchaser shall reasonably require;

“Hayes Construction Documents” means the entirety of the collateral warranties, professional appointments, agreements for lease and any other construction documents to which Sentrum Services Limited and/or the Company are party, including the documents listed below, and all deeds and documents of whatever kind supplemental or ancillary to such agreements whether or not they are expressed to be so:

(a)	collateral warranty from consultant relating to a project at Sentrum (Hayes) Data Centre, Digiplex Megaplex Centre, Brookfields, Beaconsfield Road, Hayes dated 9 March 2012 between (1) Sentrum Services Limited and (2) [*] and (3) Sentrum (Hayes) Limited;

(b)	collateral warranty from consultant (architect) relating to a development at Sentrum (Hayes) Data Centre, Digiplex Centre, Brookfields, Beaconsfield Road, Hayes dated 4 April 2012 between (1) Sentrum Services Limited (2) [*] and (3) Sentrum (Hayes) Limited;

(c)	collateral warranty (employer’s agent, quantity surveyor and CDM co-ordinator) relating to a project at Sentrum (Hayes), Digiplex Megaplex Centre, Brookfields, Beaconsfield Road, Hayes dated 4 April 2012 between (1) Sentrum Services Limited (2) [*] and (3) Sentrum (Hayes) Limited;

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(d)	professional appointment (architect) relating to a project at Sentrum (Hayes) Data Centre, Brookfields, Beaconsfield Road, Hayes, Data Hall for [*] dated 9 March 2012 between (1) Sentrum Services Limited and (2) Sentrum (Hayes) Limited;

(e)	professional appointment (employer’s agent, quantity surveyor and CDM co-ordinator) relating to a project at Sentrum (Hayes) Data Centre, Brookfields, Beaconsfield Road, Hayes, Data Hall for [*] dated 9 March 2012 between (1) Sentrum Services Limited and (2) Sentrum (Hayes) Limited;

(f)	agreement for lease and underleases relating to Digiplex Megaplex Centre, Brookfields, Beaconsfield Road, Hayes, London dated 17 November 2009 between (1) Sentrum (Hayes) Limited (2) [*] (3) Sentrum Services Limited and (4) the Company;

(g)	agreement for lease and services agreement relating to Space at Sentrum Hayes, Middlesex, UB4 0SL dated 23 February 2012 between (1) Sentrum (Hayes) Limited (2) [*] (3) [*] and (4) Sentrum Services Limited;

(h)	agreement for construction management and data centre management services dated 26 February 2010 between (1) Sentrum (Hayes) Limited and (2) Sentrum Services Limited; and

(i)	licence to occupy offices at Digiplex Megaplex Centre, Brookfields, Beaconsfield Road, Hayes, London dated 1 September 2010 between (1) Sentrum (Hayes) Limited and (2) Sentrum Services Limited;

“Hayes Covenants” means all obligations, conditions, covenants, warranties, indemnities and guarantees of whatever nature given or provided by Sentrum Services Limited and/or any Group Company contained in or pursuant to the Hayes Lease, the Hayes Construction Documents and the Hayes Services Agreements and any other deeds or documents relating to the Hayes Property;

“Hayes Employees” means each of the following employees who are employed by Sentrum Services Limited and located at the Hayes Property: ###### #####, ###### ####, #### #######, ###### ########, ###### ###### and ####### #######;

“Hayes Guarantees” means all obligations, conditions, covenants, warranties, indemnities and guarantees of whatever nature given or provided by the Company and/or any Group Company contained in or pursuant to the Hayes Lease, the Hayes Construction Documents and the Hayes Services Agreements and any other deeds or documents relating to the Hayes Property;

“Hayes Lease” means the underlease dated 26 February 2010 between (1) [*] (2) Sentrum (Hayes) Limited and (3) the Company registered at the Land Registry with registered title number AGL213849 and all deeds and documents of whatever kind supplemental or ancillary to such underlease whether or not expressed to be so;

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Hayes Novation” means the deeds of release, waiver and novation relating to the Hayes Guarantees, the Hayes Covenants, the Hayes Services Agreements and Hayes Construction Documents in the forms approved by the Purchaser and in accordance with the provisions of this Agreement and “Hayes Novation” shall mean any one such deed of release waiver and novation;

“Hayes Property” means the leasehold property known as Digiplex Megaplex Centre, Brookfields, Beaconsfield Road, Hayes, London which is registered at the Land Registry with title number AGL213849 and all deeds and documents of whatever kind ancillary or supplemental to such leasehold interest whether or not expressed to be so;

“Hayes Rental Surplus” means any rents (excluding VAT) due during the period of the Hayes Lease arising from any completed and subsisting leases where the tenant has an investment grade credit rating which is recognized as such by an internationally reputable credit agency;

“Hayes Services Agreements” means the entirety of the services agreements relating to the Hayes Property, including but not limited to the services agreements listed below, and all deeds and documentation of whatever kind supplemental or ancillary to such agreements whether or not they are expressed to be so:

(a)	services agreement relating to Hall A, Ground Floor, Digiplex Megaplex Centre, Brookfields, Beaconsfield Road, Hayes, London dated 17 November 2009 between (1) [*] (2) Sentrum Services Limited and (3) Sentrum (Hayes) Limited and Sentrum Construction;

(b)	services agreement relating to Hall B, Ground Floor, Digiplex Megaplex Centre, Brookfields, Beaconsfield Road, Hayes, London dated 17 November 2009 between (1) [*] (2) Sentrum Services Limited and (3) Sentrum (Hayes) Limited and Sentrum Construction;

(c)	services agreement relating to Hall C, Sentrum Hayes, Middlesex, UB4 0SL dated 16 December 2011 between (1) Sentrum Services Limited and (2) Sentrum (Colo) Limited; and

(d)	services agreement relating to Space at Sentrum Hayes, Middlesex, UB4 0SL dated 2 April 2012 between (1) Sentrum Services Limited and (2) Sentrum (Hayes) Limited (3) [*] and (4) [*];

“Income” means all income, including, rents, service charges, premiums, payments, contributions, inducements, reimbursements or other income of a similar nature (whether periodic or of a single payment) due to any Group Company from any tenants of the Properties and/or other relevant third parties;

“Indemnities” means the indemnities given by the Sellers in Clause 11;

“Indemnity Claim” means any claim under the Indemnities and/or the Tax Deed;

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Initial Consideration” means the sum of seven hundred and fifteen million eight hundred and sixty one thousand one hundred and thirty four pounds (£715,861,134);

“Initial GM Consideration” has the meaning given in Clause 3.2;

“Intellectual Property” means patents, utility models, trade marks, service marks, trade and business names, registered designs, design rights, copyright and neighbouring rights, database rights, domain names, semi-conductor topography rights and rights in Business Information, inventions, Software, trade secrets, confidential information of all kinds and other similar proprietary rights which may subsist in any part of the world and whether registered or not, including, where such rights are obtained or enhanced by registration, any registration of such rights and rights to apply for such registrations;

“Interest Rate” means interest at the rate of six per cent. (6%) per annum above the base rate from time to time of Barclays Bank plc calculated on a daily basis and compounded quarterly;

“IT Contracts” means any material agreements, arrangements or licences relating to IT Systems or IT Services, including all hire purchase contracts or leases of Hardware owned or used by a Group Company, licences of Software owned or used by a Group Company and other IT procurement;

“IT Services” means any services relating to the IT Systems or to any other aspect of a Group Company’s data processing or data transfer requirements, including facilities management, bureau services, hardware maintenance, software development or support, consultancy, source code deposit, recovery and network services;

“IT Systems” means Hardware, Software, communications networks, telephone switchboards, micro-processors and firmware and other information technology equipment and any other items that connect with any or all of them which in each case are owned or used by a Group Company;

“Landlord” means, in relation to the Baker Street Property, the person entitled to the reversion immediately expectant on the determination of the term granted by the Baker Street Lease;

“Last Accounts” means the Accounts for the accounting reference period ended on the Accounts Date;

“Leased Area” means such area forming part of the Current Vacant Space as demised in the New Lease;

“Leases” means any leases, licences, tenancies, agreements for lease or other similar interests relating to the Properties;

“Leasehold Properties” means the leasehold land and premises currently owned, used or occupied by the Group details of which are set out in Part B of Schedule 6 (Properties);

“Licenses” has the meaning given in paragraph 8.1 of Part B of Schedule 4 (Warranties);

“Loss” or “Losses” means any and all losses, liabilities, actions and claims, including charges, costs, damages, fines, penalties, interest and all legal and other professional fees and expenses properly incurred including, in each case, all related Taxes;

“Management Accounts” means the unaudited balance sheet of the Company and each Subsidiary as at 31 May 2012 and the unaudited profit and loss account of the Company and each Subsidiary for the period ended on such date;

“Material Adverse Effect” means an impairment of the business, assets, liabilities, condition (financial or otherwise) and/or results of operations of any Group Company having a value in an aggregate amount of at least twenty five million pounds (£25,000,000);

“Net Contracted First Year’s Rent” means the average annualised rental income (excluding any rent free period) reserved pursuant to the relevant New Lease (which for the avoidance of doubt may comprise rent, external equipment charges and internal equipment charges) for the first year of the Term (but excluding value added tax and rental increases) less all Expenses;

“New Lease” means a new lease granted in respect of Current Vacant Space;

“Non-Compete Undertakings” means (i) the deed entered into between the Company, the Purchaser, and Andrew Joseph Ruhan; (ii) the deed entered into between the Company, the Purchaser, and Simon McNally; and (iii) the deed entered into between the Company, the Purchaser, and Franek Sodzawiczny, all dated the date hereof;

“Notice” has the meaning given in Clause 33.2;

“Odyssey Service Agreements” means: (i) the agreement for the provision of services between Odyssey Partnerships Limited and Sentrum Holdings Limited dated 1 January 2007; (ii) the agreement for the provision of services between Odyssey Partnerships Limited and Sentrum IV Limited dated 1 February 2008; (iii) the agreement for the provision of services between Odyssey Partnerships Limited and Sentrum Limited dated 1 February 2008; (iv) the agreement for the provision of services between Odyssey Partnerships Limited and Sentrum Services Limited dated 1 February 2008; and (vi) the agreement for the provision of services between Odyssey Partnerships Limited and Sentrum III Limited dated 1 February 2008;

“Official” has the meaning given in paragraph 7.1(b) of Part B of Schedule 4 (Warranties);

“Option Lands” means the Woking Expansion Land, the Croydon Expansion Land and/or the Watford Expansion Land (and includes part or parts thereof);

“Ordinary Shareholder” means Glen Moar;

“Ordinary Shares” means the 322,941 £0.01 ordinary shares in the Company representing 100% of such class of share in issue;

“Other Claims” has the meaning given in Clause 12.1;

“Outgoings” means rates, Taxes, charges, assessments, duties, impositions and outgoings assessed or imposed on the Properties, the owner of the Properties and/or recoverable from any tenants occupying the Properties at any time prior to the Completion Date, whether or not of a capital or non-recurring nature;

“Outgoing Licenses” has the meaning given in paragraph 20.9 of Part B of Schedule 4 (Warranties);

“Outstanding Agreements for Lease” means the following agreements for lease and services agreements and all deeds and documents of whatever kind supplemental or ancillary to such agreements whether or not they are expressed to be so:

(a)	agreement for lease and services agreement relating to Space at Sentrum III, Caxton Way, Watford dated 8 May 2012 between (1) Sentrum III Limited (2) [*] and (3) Sentrum Services Limited;

(b)	agreement for lease and services Agreement relating to Space at Sentrum IV, Woking Surrey GU21 3BA (Hall 2) dated 3 March 2011 between (1) Sentrum IV Limited (2) [*] (3) Sentrum Services Limited and (4) Sentrum Holdings Limited;

(c)	agreement for lease and services agreement relating to Space at Sentrum IV, Woking Surrey GU21 3BA dated 26 March 2012 between (1) Sentrum IV Limited (2) [*] (3) Sentrum Services Limited and (4) Sentrum Holdings Limited; and

(d)	agreement for lease and services agreement relating to Space at Sentrum IV, Woking Surrey GU21 3BA dated 20 April 2012 between (1) Sentrum IV Limited (2) [*] (3) Sentrum Services Limited and (4) Sentrum Holdings Limited;

“Outstanding Construction Contracts” means those obligations on the part of the contractor contained in the following building contracts, including their professional appointments, and any documents ancillary or supplemental to those building contracts whether or not expressed to be so:

(a)	the building contract dated 9 May 2012 between (1) Sentrum III Limited and (2) Sentrum Construction Management Limited relating to the letting to [*] at Caxton Way, Watford;

(b)	the building contract dated 26 April 2012 between (1) Sentrum IV Limited and (2) Sentrum Construction Management Limited relating to the letting to [*] at Sentrum IV, Woking, Surrey;

(c)	the building contract dated 9 May 2012 between (1) Sentrum IV Limited and (2) Sentrum Construction Management Limited relating to the letting to [*] at Sentrum IV, Woking, Surrey;

(d)	the building contract dated 5 April 2011 between (1) Sentrum IV Limited and (2) Sentrum Construction Management Limited relating to the letting to [*] at Sentrum IV, Woking, Surrey;

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(e)	the building contract dated 14 February 2011 between (1) Sentrum IV Limited and (2) Sentrum Construction Management Limited relating to the letting to [*] at Sentrum IV, Woking, Surrey;

(f)	the building contract dated 18 July 2011 between (1) Sentrum IV Limited and (2) Sentrum Construction Management Limited relating to the letting to [*] at Sentrum IV, Woking, Surrey;

(g)	the building contract dated 5 April 2011 between (1) Sentrum IV Limited and (2) Sentrum Construction Management Limited relating to the letting to [*] at Sentrum IV, Woking, Surrey; and

(h)	the agreement for lease dated 3 March 2011 between (1) Sentrum IV Limited and (2) [*] and (3) Sentrum Holdings Limited relating to Space at Sentrum IV, Woking Surrey;

“Party” means a party to this Agreement and “Parties” shall mean the parties to this Agreement;

“Planning Legislation” has the meaning given in paragraph 21.11 of Part B of Schedule 4 (Warranties);

“Proceedings” has the meaning given in Clause 35.2;

“Properties” means the Freehold Properties and Leasehold Properties, and “Property” shall mean any of them;

“Property Transfer” means the conveyances or assignments of the Baker Street Property in the agreed terms and in accordance with the provisions of this Agreement and “Property Transfer” shall mean any one conveyance or assignment;

“Property and Construction Agreements” means any leases, agreements for lease, tenant service agreements and/or building contracts relating to the Properties as at the date hereof;

“Purchaser” has the meaning given in the second paragraph;

“Purchaser’s Group” means the Purchaser, its subsidiaries and subsidiary undertakings, any holding company or parent undertaking of the Purchaser and all other subsidiaries and subsidiary undertakings of any such holding company or parent undertaking as the case may be from time to time (and including, after Completion, the Group);

“Purchaser’s Solicitors” means White & Case LLP of 5 Old Broad Street, London EC2N 1DW;

“RBS Overdraft Facility” means the £500,000 overdraft agreement dated 12 December 2011 made between Sentrum Services Limited as borrower, Sentrum Holdings Limited as guarantor and The Royal Bank of Scotland plc;

[*] Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

“Registered Intellectual Property” means patents, registered trade marks and service marks, registered designs, domain name registrations (and applications for any of the same), owned, used or held for use by a Group Company;

“Regulation” means Council Regulation (EC) 139/2004;

“Related Persons” has the meaning given in Clause 24.5;

“Relevant Party’s Group” means, in relation to a Party, that Party’s subsidiaries and subsidiary undertakings, any holding company or parent undertaking of that Party and all other subsidiaries and subsidiary undertakings of any such holding company or parent undertaking as the case may be from time to time (but, in the case of a Seller, excluding the Group);

“Relevant Sale Shares” means, in relation to a Seller, those Shares which are to be sold by that Seller under this Agreement and in respect of which it is identified as a Seller in Schedule 1;

“Restricted Territories” means England, Wales, Scotland, Ireland, Guernsey, France and the Netherlands;

“Retained Debt Agreement” means the £300,000,000 term loan facility agreement dated 28 January 2010 (as amended and restated on 13 September 2010 and 19 October 2011) made between Sentrum III Limited as Watford Borrower, Sentrum IV Limited as Woking Borrower, Sentrum III Limited, Sentrum IV Limited, Sentrum Holdings Limited and Sentrum Services Limited as Guarantors, The Royal Bank of Scotland plc as Agent and Security Trustee, the financial institutions listed therein as the Original Lenders and financial institutions listed therein as Hedge Counterparties (each capitalised term as defined therein);

“Retained Debt Lenders” has the meaning given to that term in Schedule 3Part A6.22(a) (Completion Arrangements);

“Retained Group” means:

(a)	in respect of the Ordinary Shareholder, that shareholder, its subsidiaries and subsidiary undertakings, any holding company or parent undertaking of that shareholder, all other subsidiaries and subsidiary undertakings of any such holding company or parent undertaking as the case may be from time to time and all beneficiaries of the Arena Settlement (but excluding the Group); and

(b)

in respect of the A Shareholder and each of the B Shareholders, that A Shareholder and those B Shareholders and any person directly or indirectly controlling, controlled by or under common control with such shareholder, including, but not limited to: (i) any feeder funds, alternative investment vehicles and parallel funds established to invest alongside or in the respective shareholder(s); (ii) each portfolio company or other investment in which the shareholder(s) holds a direct or indirect interest of any kind; (iii) any holding companies or special purpose vehicles through which one or more portfolio companies or investments are held; (iv) each person which directly or indirectly provides investment management, investment advisory services or sub-advisory services to, or serves as the general partner, managing member or other controlling position of, any of the foregoing entities described in (i) through (iii) above; and (v) any associates of any person described in (iv), including any employees, directors, members, shareholders, agents, officers, partners and executives of any such person, and their respective lineal descendants and ascendants;

“Rugby Property” means the freehold property known as 2-3 Pelham Road, Rugby, CV23 0PB which is registered at the Land Registry with title number WK444797 and all deeds and documents of whatever kind ancillary or supplemental to such freehold interest whether or not expressed to be so;

“Seller Documents” has the meaning given in paragraph 1.2 of Part A of Schedule 4 (Warranties);

“Sellers” has the meaning given in the first paragraph, subject always to Clause 2.1;

“Sellers’ Solicitors” means Bridgehouse Partners LLP of Bridge House, Bridge Street, Castletown, Isle of Man, IM9 1AX;

“Shares” means the Ordinary Shares, the A Shares and the B Shares, together constituting 100% of the Company’s issued share capital;

“Shareholders’ Agreement” means the amended and restated shareholders’ agreement dated 1 August 2011 between the Company, Glen Moar, the A Shareholder and the B Shareholders;

“Singapore Property” means 26 Avenue 8, Tuas, Singapore 639250;

“Software” means any and all computer programs in both source and object code form, including all modules, routines and sub-routines thereof and all related source and other preparatory materials including user requirements, functional specifications and programming specifications, ideas, principles, programming languages, algorithms, flow charts, logic, logic diagrams, orthographic representations, file structures, coding sheets, coding and including any manuals or other documentation relating thereto and computer generated works;

“Subsidiary” means any subsidiary or subsidiary undertaking of the Company, particulars of each of which are set out in Part B of Schedule 2 (The Group), and “Subsidiaries” shall mean all such subsidiaries and subsidiary undertakings of the Company;

“Supervisory Authority” has the meaning given in paragraph 20.28 of Part B of Schedule 4 (Warranties);

“Tax” or “Taxation” means and includes all forms of taxation and statutory and governmental, state, provincial, local governmental or municipal charges, duties, contributions and levies, withholdings and deductions, in each case whether of the United Kingdom or elsewhere and whenever imposed and all related penalties, charges, costs and interest;

“Taxation Authority” means HM Revenue & Customs and any other governmental or other authority competent to impose, collect or assess Taxation whether in the United Kingdom or elsewhere;

“Tax Deed” means the deed of tax covenant in the agreed terms;

“Tax Warranties” means the Warranties set out in paragraph 19 (Taxation) of Part B of Schedule 4;

“Template Deed of Release” has the meaning given to that term in Schedule 3Part A6.15(d);

“Term” means the term of years granted pursuant to the New Lease;

“Trade Mark License Agreement” means the licence agreement between the Company and Glen Moar to be entered into on or around the Completion Date relating to the use of the “Sentrum” name;

“Transaction Documents” means this Agreement, the Disclosure Letter, the Tax Deed, the Escrow Agreement, the Non-Compete Undertakings, the Deeds of Termination, the Trade Mark License Agreement, the Consultancy Agreement and “Transaction Document” shall mean any one of them;

“UK Registrar” means the registrar of companies for England and Wales;

“VAT” means value added tax as defined in the Value Added Tax Act 1994 and all Taxes of a similar nature levied in addition to or in substitution for it; and

“Warranties” means the representations and warranties referred to in Clause 9.1 and set out in Schedule 4 and “Warranty” shall mean any one of them;

“Warranty Claim” means any claim for breach of Warranty;

“Watford Expansion Land” means all that land shown edged red on the plan with that description annexed to Schedule 9; and

“Woking Expansion Land” means all that land shown edged red and all that land shown blue on the plan with that description annexed to Schedule 9.

1.2	The expression “in the agreed terms” means in the form agreed between the Purchaser and the Sellers and signed for the purposes of identification by or on behalf of the Purchaser and the Sellers.

1.3	Any reference to “writing” or “written” means any method of reproducing words in a legible and non-transitory form (excluding, for the avoidance of doubt, email).

1.4	References to “include” or “including” are to be construed without limitation.

1.5	References to a “company” include any company, corporation or other body corporate wherever and however incorporated or established.

1.6	References to a “person” include any individual, company, partnership, joint venture, firm, association, trust, governmental or regulatory authority or other body or entity (whether or not having separate legal personality).

1.7	The expressions “body corporate”, “holding company”, “parent undertaking”, “subsidiary” and “subsidiary undertaking” shall have the meaning given in the Companies Act.

1.8	The table of contents and headings are inserted for convenience only and do not affect the construction of this Agreement.

1.9	Unless the context otherwise requires, words in the singular include the plural and vice versa and a reference to any gender includes all other genders.

1.10	References to Clauses, paragraphs, Schedules and Appendices are to clauses and paragraphs of, schedules to, and appendices to this Agreement. The Schedules and the Appendices form part of this Agreement.

1.11	A person shall be deemed to be connected with another if such person is connected with the other within the meaning of s.1122 of CTA 2010.

1.12	References to any statute or statutory provision include a reference to that statute or statutory provision as amended, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include any subordinate legislation made under the relevant statute or statutory provision.

1.13	References to any English legal term for any action, remedy, method of financial proceedings, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term.

1.14	The Purchaser may release or compromise the liability of a Seller without affecting the liability of the other Sellers. If any liability of a Seller is, or becomes illegal, invalid or unenforceable in any respect this shall not affect or impair the liability of the other Sellers under this Agreement.

1.15	The expressions “ordinary course of business” or “business in the ordinary course” mean the ordinary and usual course of business of the relevant Group Company, consistent in all respects (including nature and scope) with the prior practice of such Group Company.

1.16	This Agreement shall be binding on and be for the benefit of the successors and personal representatives of the Parties.

2.	SALE AND PURCHASE

2.1

At Completion each Seller shall sell and the Purchaser shall purchase the Relevant Sale Shares with all rights now or in the future attaching to them (including the right to receive all dividends, distributions or any return of capital declared, made, paid or owing prior to and/or on or after the date of this Agreement) on the terms and subject to the conditions of this Agreement. The Parties acknowledge and agree that each of the ABRY Sellers is a Party to this Agreement solely for the purposes of selling the

Shares legally and beneficially owned by them (and receipt of the ABRY Consideration due to them) pursuant to this Clause 2 and for the purposes of providing the Warranties pursuant to Clause 9 (including, for the avoidance of doubt, limitation on liability under Clause 10_) hereof and, accordingly, any other references to the Sellers in this Agreement shall be treated as amended so as to exclude any of the ABRY Sellers (and the definition of “Sellers” shall be treated as amended accordingly). For the avoidance of doubt, save as set out in the preceding sentence and unless otherwise expressly referenced to the ABRY Sellers, none of the ABRY Sellers shall assume any obligation under this Agreement.

2.2	At Completion, each of the Sellers shall transfer legal and beneficial title to its Relevant Sale Shares to the Purchaser and shall transfer them to the Purchaser free from all Encumbrances.

2.3	Each of the Sellers hereby waives and shall procure the waiver of any restrictions on transfer (including all pre-emption rights) which may exist in relation to its Relevant Sale Shares.

2.4	The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously.

3.	CONSIDERATION

3.1	The consideration payable in relation to the sale and purchase of the Shares shall be calculated, (subject to adjustment as expressly provided in Clause 8) as follows:

From the Initial Consideration shall be deducted the amount of:

(i)	all indebtedness, borrowing, loans, loan capital or debt obligations of whatsoever nature (including, without limitation, any similar instrument or liability but excluding any amounts payable in relation to costs, charges, fees, commissions and/or expenses of whatsoever nature that are incurred and/or payable by any Group Company in connection with the prepayment of any Group Company’s financing, borrowing and/or similar arrangements at or prior to the Completion Date, the amount of such costs being payable by Glen Moar are as set out in Clause 3.1(iii) below) and any liability (actual or contingent, past, present or future) of whatsoever nature owed by any Group Company to:

(A)	if all outstanding amounts under the Retained Debt Agreement are to be repaid and discharged in full, the Retained Debt Lenders and any other finance party under the Retained Debt Agreement in accordance with any agreed form of redemption statement obtained from such lenders prior to Completion;

(B)	Investec Bank plc (formerly Investec Bank (UK) Limited) in accordance with any agreed form of redemption statement obtained from Investec Bank plc prior to Completion;

(C)	Irish Bank Resolution Corporation Limited (formerly Anglo Irish Bank Corporation plc) in accordance with any agreed form of redemption statement obtained from Irish Bank Resolution Corporation Limited prior to Completion;

(D)	The Royal Bank of Scotland plc incurred under the RBS Overdraft Facility in accordance with any agreed form of redemption statement obtained from The Royal Bank of Scotland plc prior to Completion;

(E)	any member of the Retained Group; and

(F)	all amounts due to the ABRY Sellers in accordance with the terms of the A Shares and the B Shares, in accordance with any agreed form of redemption statement obtained from the respective ABRY Sellers prior to Completion; and

(ii)	all indebtedness, borrowing, loans, loan capital or debt obligations of whatsoever nature (including, without limitation, any fee or similar instrument or liability) and any liability (actual or contingent, past, present or future) of whatsoever nature owed by any Group Company to any other third party which has been irrevocably and unconditionally repaid and discharged in full; and

(iii)	the sum of six million pounds (£6,000,000) in respect of all costs, charges, fees, commissions and/or expenses of whatsoever nature that are incurred and/or payable by any Group Company in connection with the prepayment of any Group Company’s financing, borrowing and/or similar arrangements at or prior to the Completion Date.

The resulting amount after the aforementioned deductions being the “Debt Free Consideration”.

3.2	The payment of the Debt Free Consideration shall be satisfied at Completion by:

(a)	the payment by the Purchaser of the:

(i)	such portion of the Debt Free Consideration notified by both Glen Moar and the ABRY Sellers to the Purchaser in writing at least two (2) Business Days prior to Completion to be paid to the respective ABRY Sellers; and

(ii)	Glen Moar Consideration less the Escrow Amount (the “Initial GM Consideration”) to Glen Moar,

in accordance with Part B of Schedule 3 (Completion Arrangements).

(b)	The payment by the Purchaser of the Escrow Amount to the Escrow Account.

3.3	The Parties agree that the Escrow Amount shall be held in the Escrow Account in accordance with the provisions of Clause 12.

4.	EARN OUT

4.1	If a New Lease is completed at any time during the Earnout Period, then as soon as reasonably practicable thereafter the Purchaser shall notify Glen Moar in writing of the Additional Payment (the “Additional Payment Notice”) with respect to such New Lease (providing reasonable evidence for its calculation of the Additional Payment). If Glen Moar disputes the Additional Payment then it shall notify the Purchaser in writing within 15 Business Days of receipt of the Additional Payment Notice (and the aforementioned notice will be deemed to have been received in accordance with the provisions of Clause 33) stating the reasons for its disagreement in reasonable detail. Glen Moar and the Purchaser shall, acting reasonably and in good faith, seek to reconcile any differences but in the absence of such agreement either party may by notice to the other require that the Additional Payment be referred to the Expert and the provisions of Clauses 8.8-8.16 (inclusive) shall apply mutatis mutandis. If no notice is received from Glen Moar within the aforementioned 15 Business Day period disputing the Additional Payment, then Glen Moar shall be deemed to have accepted the Additional Payment with respect to such New Lease.

4.2	Any Additional Payment shall become due from the Purchaser to Glen Moar on the later of:

(a)	the date being 10 Business Days days after the Additional Payment Notice and when all of the Expenses relating to the Leased Area have been ascertained by the Purchaser (acting reasonably);

(b)	the date being 10 Business Days after the date upon which Glen Moar (i) has confirmed in writing to the Purchaser that the Additional Payment is agreed; or (ii) is deemed to have agreed the Additional Payment ; and

(c)	in the case of referral to the Expert pursuant to Clause 4.1, the date being 10 Business Days after the determination of the Additional Payment by the Expert.

4.3	An Additional Payment shall be due in respect of each and every New Lease, if more than one, granted during the Earnout Period provided it is not in respect of the same Leased Area.

4.4	For illustrative purposes only, a worked example of the calculation of the Additional Payment is set out in Schedule 8.

5.	ACTION PENDING COMPLETION

5.1	The Sellers shall procure that, pending Completion:

(a)	the Purchaser and its agents will, upon reasonable notice, be allowed access to, and to take copies of, the books and records of each Group Company including, without limitation, the statutory books, minute books, leases, licences, contracts, details of receivables, Intellectual Property, tax records, supplier lists and customer lists in the possession or control of any Group Company;

(b)	such representatives and advisers as the Purchaser requests may be designated to work with the Sellers with regard to the management and operations of the Group Companies. The Sellers will consult, and will cause the Group Companies to consult, with such representatives and advisers with respect to any action which may materially affect the business of the Group taken as a whole. The Sellers will provide, and will cause the Group to provide to such representatives and advisers such information as they may reasonably request for this purpose;

(c)	the Purchaser is provided with reasonable access to tenants of the Group Companies such that the Purchaser is able to meet, engage and/or communicate with such tenants provided that a representative of the Sellers’ is present during any such meetings, engagements and/or communications;

(d)	the Purchaser is provided reasonable access to employees of the Group Companies, provided that a representative of the Sellers’ is present during any meetings with such employees;

(e)	(i) Keith Cronshaw; and (ii) the Hayes Employees shall become employed by Sentrum Construction so that they shall not be employed or engaged by any Group Company at Completion;

(f)	Franek Sodzawiczny shall (i) terminate the consultancy agreement dated 1 April 2008 and made between Sentrum Services and himself; and (ii) execute a waiver in respect of any and all claims he may have against any Group Company arising out of, inter alia, any such termination; and

(g)	each Group Company shall take all reasonable steps to preserve the validity of its Intellectual Property.

5.2	The Sellers shall pending Completion, and for a period of 60 days following completion, co-operate with the Purchaser and provide (or procure that there is provided) to the Purchaser, its representatives and/or advisers such information as the Purchaser, its representatives and/or advisers may reasonably request relating to the “amount of capital” of a Group Company within the meaning of section 691 of CTA 2010 both for the period falling immediately before Completion as well as on each day during the “pre-change year” within the meaning of section 689 CTA 2010.

6.	PRE-COMPLETION OBLIGATIONS

6.1	The Sellers shall generally consult or procure the consultation of the Purchaser in relation to the management of the Properties and procure that reasonable written representations made by the Purchaser in respect thereof are taken into account.

6.2	The Sellers shall pending Completion use reasonable endeavours to procure collection of all sums payable pursuant to the Leases and shall keep the Purchaser informed of the steps taken to recover such sums provided that the Sellers shall not commence any insolvency and/or forfeiture proceedings without the consent of the Purchaser.

6.3	The Sellers shall promptly notify the Purchaser in writing of any material notice, application, registration or other communication which the Sellers may give to or receive from, or have with the tenant under any of the Leases which shall include not less than 72 hours prior notice of the date and time upon which the Employer’s Agent intends to inspect the relevant works procured pursuant to the relevant Outstanding Construction Contracts with a view to the issue of a certificate of practical completion pursuant to their terms. The Purchaser and its representatives shall be invited to accompany the Employer’s Agent on every inspection of the works relating to the Outstanding Construction Contracts.

6.4	Without prejudice to the generality of Clause 5.1 or the foregoing of this Clause 6, the Sellers shall procure that from the date of this Agreement until Completion each Group Company will conduct its business in the ordinary course and that, in the absence of the prior written consent of the Purchaser, no Group Company will do or agree to do anything which is not of a routine and unimportant nature including:

(a)	entering into, modifying or terminating any material contract or any contract affecting a material part of its business or entering into any unusual or onerous contract;

(b)	disposing of or granting any option in respect of any material part of its assets;

(c)	acquiring or disposing of any fixed asset having a book value in excess of twenty thousand pounds (£20,000);

(d)	making any capital commitment in excess of twenty thousand pounds (£20,000) individually or which together with all other such capital commitments entered into between the date of this Agreement and Completion exceeds twenty thousand pounds (£20,000) in aggregate;

(e)	making any material change in the nature or organisation of its business;

(f)	discontinuing or ceasing to operate all or a part of its business;

(g)	making any variation to the terms and conditions of employment of any employee earning thirty thousand pounds (£30,000) per annum or more other than salary increases in the usual course and at normal market rates;

(h)	appointing, employing or offering to appoint or employ any person at a rate of remuneration per annum in excess of thirty thousand pounds (£30,000) individually or which together with all other such appointments or offers made between the date of this Agreement and Completion exceeds thirty thousand pounds (£30,000) in aggregate;

(i)	dismissing any employee earning thirty thousand pounds (£30,000) per annum or more or, directly or indirectly, inducing or attempting to induce any employee to terminate his employment;

(j)	borrowing money or incurring any indebtedness otherwise than in the ordinary and usual course of business (and within limits subsisting at the date of this Agreement);

(k)	granting any loan, advance or capital contribution to any other person;

(l)	reducing its share capital or purchasing or redeeming its own shares;

(m)	acquiring any share or other interest in any person or other venture or acquiring any business carried on by any person;

(n)	creating any Encumbrance or redeeming or releasing any Encumbrance or giving any guarantees or indemnities;

(o)	incurring or paying any management charge or making any other payment otherwise than in the ordinary course in each case to any member of the Retained Group;

(p)	granting, modifying or terminating any rights or entering into any agreement relating to Intellectual Property or doing or omitting to do anything to jeopardise the validity or enforceability of the Intellectual Property, including the non-payment of any application, search, maintenance or other official fees;

(q)	instituting or settling any legal proceedings (except debt collection in the normal course of business);

(r)	failing to take any action to maintain in force any of its insurance policies or doing anything to make any policy of insurance void or voidable or reducing the level of insurance cover provided;

(s)	declaring, making or paying any dividend or other distribution;

(t)	creating, allotting or issuing any shares, loan capital or other securities;

(u)	creating, issuing, redeeming or granting any option or right to subscribe in respect of any share or loan capital or other securities;

(v)	amending its articles of association or equivalent constitutional documents, adopting further articles of association or passing resolutions which are inconsistent with its articles of association or equivalent constitutional documents;

(w)	making any change to the accounting procedures, policies or treatment by reference to which its accounts or other financial statements are prepared;

(x)	changing its residence for Tax purposes making, changing or revoking any Tax election (including an entity classification election pursuant to Treasury Regulations Section 301.7701-3, except as otherwise provided in this Agreement);

(y)	settling or compromising any claim, notice, audit report or assessment in respect of Taxes;

(z)	adopting or changing any method of Tax accounting;

(aa)	filing any amended Tax Return;

(bb)	entering into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement, advance pricing agreement or closing agreement relating to any Tax; surrendering any right to claim a Tax refund;

(cc)	consenting to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment;

(dd)	changing its accounting reference date;

(ee)	making any Tax election or settling or compromising any liability to Tax or submitting any Tax return which is inconsistent with past practice or incurring any liability for Tax other than in the ordinary and usual course of business;

(ff)	passing any resolutions in general meeting or by way of written resolution;

(gg)	vary, or waive performance or observance, or agree to vary or to waive performance or observance of any of the terms of any of the Leases;

(hh)	serve any notice (whether contractual, common law or statutory) on the tenant under any of the Leases;

(ii)	grant or enter into any agreement or grant any lease licence or other right to occupy any party or parts of the Properties, save with respect to any Outstanding Agreements for Lease;

(jj)	grant any right easement licence in relation to the Properties;

(kk)	forfeit or accept a surrender of any Lease; or

(ll)	the withdrawal or repaying of any monies from any rent deposit deeds held in relation to any of the Properties.

7.	COMPLETION

7.1	Completion shall take place at 13:00 on the Completion Date at the offices of the Seller’s Solicitors or at such other place as is agreed in writing by the Sellers and Purchaser.

7.2	At Completion the Sellers shall undertake those actions listed in Part A of Schedule 3 (Completion Arrangements).

7.3	At Completion the Purchaser shall undertake those actions listed in Part B of Schedule 3 (Completion Arrangements).

7.4	If there is a breach of Clause 7.2 and Part A of Schedule 3 (Completion Arrangements) on the Completion Date which is capable of being remedied, the Completion Date shall be deferred for a period of five (5) Business Days (the “Cure Period”). Notwithstanding any provision to the contrary herein, where there has been a breach of Clause 7.2 and Part A of Schedule 3 (Completion Arrangements) and the breach is (i) incapable of being remedied within the Cure Period or at all; or (ii) capable of being remedied but has not been remedied within the Cure Period the Purchaser shall not be obliged to complete this Agreement and may:

(a)	defer Completion (with the provisions of this Clause 7 applying to Completion as so deferred); or

(b)	proceed to Completion as far as practicable (without limiting its rights and remedies under this Agreement); or

(c)	treat this Agreement as terminated for breach of condition, provided that the Parties’ accrued rights and obligations under this Agreement and their rights and obligations under the Continuing Provisions shall continue to subsist, but in all other respects the Parties’ rights and obligations under this Agreement shall cease.

7.5	Glen Moar undertakes to indemnify and hold the Purchaser harmless from and against all Losses suffered or incurred by it as a result of any document delivered to it pursuant to Clause 7.2 being unauthorised or otherwise ineffective.

7.6	The Purchaser may treat this Agreement as terminated where any change, event or circumstance occurs after the date of this Agreement but prior to the Completion Date which has or which, in the reasonable opinion of the Purchaser, may or is likely to have a Material Adverse Effect.

7.7	The Ordinary Shareholder undertakes to pay to the relevant Group Company an amount equal to all Losses which it may suffer or incur in respect of the resignations referred to in paragraph 1.5 of Part A of Schedule 3 (Completion Arrangements).

7.8	The payment of the ABRY Consideration, the GM Consideration and the Escrow Amount in accordance with Clause 3 and Part B of Schedule 3 (Completion Arrangements) shall discharge the obligations of the Purchaser under Clauses 2 and 3 and the Purchaser shall not be concerned with the application of such sum by the Sellers.

8.	PRORATIONS

8.1	Income and Outgoings of the Properties are to be apportioned between Glen Moar and the Purchaser so far as the change in ownership of the Group on the Completion Date will affect the entitlement to receive or liability to pay for them.

8.2	The day from which the apportionment is to be made (the “Apportionment Day”) is the Completion Date.

8.3	In apportioning any sum, it is to be assumed that the Purchaser owns the Company and hence the Properties, from the beginning of the Apportionment Day.

8.4	A sum to be apportioned is to be treated as:

(a)	payable for the period which it covers, except that if it is an instalment of an annual sum the Purchaser is to be attributed with an amount equal to 1/365th of the annual sum for each day from and including the Apportionment Day to the end of the instalment period;

(b)	accruing: (i) from day to day; and (ii) at the rate applicable from time to time.

8.5	When a sum to be apportioned, or the rate at which it is to be treated as accruing, is not known or easily ascertainable at Completion, a provisional apportionment is to be made according to the best estimate available. As soon as the final amount is known, and the Purchaser and Glen Moar shall use reasonable endeavours to ensure that the final apportionment figure is available within 30 days after the Completion Date, a final apportionment shall be made and notified in writing by the Purchaser to Glen Moar (a “Final Apportionment Notice”).

8.6	If the Purchaser and Glen Moar agree the sum of the final apportionments any resulting balance that is due from Glen Moar shall be released from the Escrow Account in accordance with Clause 12 and any resulting balance that is due from the Purchaser to Glen Moar shall be paid to Glen Moar no more than ten (10) Business Days later.

8.7	If Glen Moar does not within twenty one (21) days of presentation to it of a Final Apportionment Notice give notice to the Purchaser that it disagrees with the final apportionment stating the reasons for the disagreement in reasonable detail (the “Apportionment Disagreement Notice”), the final apportionment shall be final and binding on the Parties for all purposes. If Glen Moar gives a valid Apportionment Disagreement Notice within such twenty one (21) days, the Purchaser and Glen Moar shall attempt in good faith to reach agreement in respect thereof and, if they are unable to do so within fifteen (15) days of such notification, either the Purchaser or Glen Moar may by notice to the other require that the final apportionment be referred to the Expert (an “Appointment Notice”).

8.8	The Expert shall be engaged jointly by the Purchaser and Glen Moar on the terms set out in this Clause 8.8 and otherwise on such terms as shall be agreed; provided that neither the Purchaser nor Glen Moar shall unreasonably (having regard, inter alia, to the provisions of this Clause 8.8) refuse its agreement to terms proposed by the Expert or by the other party. If the terms of engagement of the Expert have not been settled within fifteen (15) days of their identity having been determined (or such longer period as the Purchaser and Glen Moar may agree) then, unless either the Purchaser or Glen Moar is unreasonably refusing its agreement to those terms, that surveyor shall be deemed never to have become the Expert and a new Expert shall be selected in accordance with the provisions of this Agreement.

8.9	Except to the extent that the Purchaser and Glen Moar agree otherwise, the Expert shall determine their own procedure but:

(a)	apart from procedural matters and as otherwise set out in this Agreement shall determine only:

(i)	whether any of the arguments for an alteration to the final apportionment put forward in the Apportionment Disagreement Notice is correct in whole or in part; and

(ii)	if so, what alterations should be made to the final apportionment in order to correct the relevant inaccuracy in it;

(b)	shall be instructed by the Purchaser and Glen Moar to make their determination pursuant to Clause 8.9(a) as soon as is reasonably practicable;

(c)	the procedure of the Expert shall:

(i)	give the Purchaser and Glen Moar a reasonable opportunity to make written and oral representations to them;

(ii)	require that each of the Purchaser and Glen Moar supply the other with a copy of any written representations at the same time as they are made to the Expert;

(iii)	permit the Purchaser and Glen Moar to be present while oral submissions are being made by the other party; and

(iv)	for the avoidance of doubt, the Expert shall not be entitled to determine the scope of their own jurisdiction.

8.10	Glen Moar and the Purchaser shall instruct the Expert (i) for the Expert’s determination made pursuant to Clause 8.9(a) to be made in writing; (ii) to send the written determination to the Purchaser and Glen Moar at the addresses set forth in Clause 33; and (iii) unless otherwise agreed by the Purchaser and Glen Moar, to include reasons for each relevant determination.

8.11	The Expert shall act as an expert and not as an arbitrator and his determination of any matter falling within his jurisdiction shall be final and binding on the Purchaser and Glen Moar save in the event of manifest error and/or fraud (when the relevant part of his determination shall be void and the matter shall be remitted to the Expert for correction).

8.12	The charges (including VAT) of the Expert shall be borne as they shall direct at the time they make any determination under Clause 8.9(a) or, failing such direction, equally between the Purchaser, on the one hand, and Glen Moar, on the other. Should either the Purchaser or Glen Moar fail to pay any amount due to an Expert, the other party (being the Purchaser or Glen Moar, as applicable) may pay such amount on the non-paying party’s behalf to the Expert and the non-paying party shall be liable to pay such amount together with interest at the Interest Rate to the other party from the date that the other party paid such amount to the Expert until the date of payment by the non-paying party.

8.13	The Purchaser and Glen Moar shall co-operate with the Expert and comply with his reasonable and proper requests made in connection with the carrying out of his duties under this Agreement.

8.14	Subject to Clause 8.15 nothing in this Clause 8.14 shall entitle the Purchaser or Glen Moar or the Expert access to any information or document which is protected by legal professional privilege, or which has been prepared by the other party or its professional advisers with a view to assessing the merits of any claim or argument.

8.15	The Purchaser and Glen Moar shall not be entitled by reason of Clause 8.14 to refuse to supply such part or parts of documents as contain only the facts on which the relevant claim or argument is based.

8.16	Each of Glen Moar, the Purchaser and the Expert shall, and shall procure that its advisers shall, keep all information and documents provided to them pursuant to this Clause 8 confidential and shall not use the same for any purpose, except for disclosure or use in connection with the preparation of the final apportionments, the proceedings of the Expert or another matter arising out of this Agreement or in defending any claim or argument or alleged claim or argument relating to this Agreement or its subject matter.

8.17	Within seven (7) days of either the apportionments becoming final and binding under Clause 8.7 or the determination of the Expert being made available for collection by Purchaser and Glen Moar pursuant to Clause 8.10, the Purchaser shall pay to Glen Moar or, as the case may be, Glen Moar shall pay to the Purchaser by means of a payment from the Escrow Account, an amount equal to such excess or deficiency together, in either case with interest thereon calculated from Completion at the Interest Rate.

8.18	Glen Moar shall account to the Purchaser in respect of the amount that would have been due pursuant to the Closing Leases had (i) the Closing Leases been completed and were commencing on Completion; and (ii) the rent under such leases was payable as from Completion. The Parties agree that any amounts due to the Purchaser under this Clause 8.18 shall be set-off against any monies due to Glen Moar under this Clause 8.

9.	SELLERS’ WARRANTIES

9.1	Each Seller severally warrants to the Purchaser in respect of itself only that each of the Warranties set out in Part A of Schedule 4 (Warranties from the Sellers) is, and will continue to be, true and accurate in all respects and not misleading at all times up to and including Completion.

9.2	The Ordinary Shareholder warrants to the Purchaser in respect of itself that each of the Warranties set out in Part B of Schedule 4 (Warranties from the Ordinary Shareholder) is, and will continue to be, true and accurate in all respects and not misleading at all times up to and including Completion.

9.3	Each of the Sellers severally acknowledges that the Purchaser is entering into this Agreement on the basis of and in reliance on representations in the terms of the Warranties.

9.4	The Sellers shall not be liable under the Warranties to the extent that the facts which cause the Warranties to be breached or misleading were Disclosed, but in all other circumstances the Purchaser shall be entitled to claim that any of the Warranties has been breached, is untrue or is misleading notwithstanding that the Purchaser knew or could have discovered the fact of such breach or inaccuracy on or before Completion other than by reason of it being Disclosed. The limitation on the liability of the Sellers under the Warranties contained in this Clause 9.4 in relation to facts which were not Disclosed shall not apply where there has been any fraud or dishonesty by a Seller, any other member of a Retained Group, or any of their respective Agents.

9.5	Glen Moar shall not and shall procure that no Group Company shall do or omit to do anything which would result in any of the Warranties being breached or misleading at any time up to and including Completion.

9.6	Each of the Sellers shall notify the Purchaser in writing with full details of anything which is or may be expected to cause a breach of, or be inconsistent with, any of the Warranties given by it immediately it comes to its notice whether before, at the time of, or after Completion.

9.7	Each of the Sellers severally undertakes to irrevocably waive any right and claim which it may have against a Group Company or any present or past Agent of a Group Company arising in connection with this Agreement or any other Transaction Document, save in the case of fraud.

9.8	Each of the Warranties shall be separate and independent and (unless expressly provided otherwise) shall not be limited by reference to any other Warranty or by anything in this Agreement.

9.9	Without restricting the rights of the Purchaser or its ability to claim damages on any basis, in the event that any of the Warranties is breached or is misleading each Seller which has caused the breach severally covenant to pay on demand to the Purchaser or, at the Purchaser’s direction, the relevant Group Company, an amount equal to the aggregate of:

(a)	the amount by which the value of all assets, contracts and profits of any Group Company are less than their value would have been; and

(b)	the amount of any liability or increase in liability, and of any losses or increase in losses, of any Group Company which would not have been incurred; and

(c)	all costs and expenses which would not have been incurred (whether directly or indirectly) by the Purchaser and any Group Company,

in each case had the relevant Warranty not been breached or misleading.

9.10	If a material breach of Warranty resulting in a Material Adverse Effect occurs prior to Completion the Purchaser shall be entitled to treat this Agreement as terminated provided that the accrued rights and liabilities of the Parties including, for the avoidance of doubt, the Purchaser’s right to claim damages for breach of Warranty and their rights and obligations under the Continuing Provisions shall continue to subsist, but in all other respects the Parties’ rights and obligations under this Agreement shall cease. If the Purchaser treats this Agreement as terminated pursuant to this Clause 9.10 it shall send written notice of termination to the Sellers.

9.11	Warranties qualified by the knowledge, belief or awareness of either or both of the Sellers shall be deemed to include any knowledge, belief or awareness which the respective Sellers would have having made all usual and reasonable enquiries.

10.	SELLERS’ LIMITATIONS ON LIABILITY

10.1	The liability of the ABRY Sellers in respect of a claim under this Agreement shall be limited as provided in Schedule 5 (Sellers’ Limitations on Liability).

10.2	The liability of the Glen Moar in respect of a claim under the Warranties shall be limited as provided in Schedule 5 (Sellers’ Limitations on Liability).

11.	INDEMNITIES

11.1	Glen Moar and Construction Services undertake to indemnify and hold the Purchaser, the Company and/or any Group Company harmless from and against all Losses suffered or incurred, directly and/or indirectly, by it arising from:

(a)	a Group Company breaching any of its obligations under any agreement for lease and/or tenancy agreement (or supplemental documents thereto) relating to the Properties caused as a result of a breach and/or non observance of Glen Moar’s and/or Sentrum Construction’s obligations pursuant to Clause 17.1;

(b)	breach and/or non observance of Clause 17.1;

(c)	any costs, charges, claims, demands and/or fees due to Sentrum Construction or any other party in relation to the Outstanding Construction Contracts;

11.2	Glen Moar undertakes to indemnify and hold the Purchaser, the Company and/or any Group Company harmless from and against all Losses suffered or incurred, directly and/or indirectly, by it/them arising from:

(a)	the transfer, prior to Completion, by the Company of Sentrum (Hayes) Limited to Glen Moar or a company nominated by Glen Moar;

(b)	the engagement of Keith Cronshaw by any Group Company and its termination;

(c)	any Hayes Guarantee;

(d)	any Hayes Covenant;

(e)	any breach or non-observance of Part A of Schedule 7;

(f)	any breach or non-observance of Part B of Schedule 7;

(g)	any Hayes Employee;

(h)	the engagement of Franek Sodzawiczny by any Group Company and its termination; and

(i)	the fees, costs, expenses, and/or commissions incurred by any Group Company, directly or indirectly, in connection with the transactions and/or arrangements envisaged by this Agreement.

11.3	For the avoidance of doubt, the provisions of Clause 10 and Schedule 5 (Sellers’ Limitations on Liability) shall not apply to this Clause 11.

11.4	Any payment under Clause 11.1 shall be made immediately on demand to the Purchaser or at the Purchaser’s direction.

12.	ESCROW

12.1	The Escrow Amount together with the Additional Escrow Amount, from time to time, together with all interest earned thereon, shall be deposited and held in the Escrow Account and paid out in accordance with the provisions of this Clause 12 and the Escrow Agreement by way of security against any liability of the Ordinary Shareholder to pay any amounts to the Purchaser in respect of (i) any claims under this Agreement (including any Claims); (ii) any claims made under the Tax Deed; (iii) any claims made by Digital Realty (UK) Limited under the Consultancy Agreement; and/or (iv) any adjustments to be made pursuant to Clause 8 (“Other Claims”). All interest earned on principal in the Escrow Account (less Tax if applicable) shall follow that part of the principal on which it is earned and shall be paid out at the same time.

12.2	The monies in the Escrow Account shall be released by the Escrow Agent as follows:

(a)	on the date which is 9 (nine) months following the Completion Date (or if such date is not a Business Day, the next Business Day following such date), there shall be paid to the Ordinary Shareholder out of the Escrow Account, the sum of £20,000 (amount in words) retained with respect to any Income and Outgoings to be prorated in accordance with Clause 8 less the aggregate of: (i) the amount of any adjustments to be made pursuant to Clause 8 due to the Purchaser agreed or determined prior to that date for which the Ordinary Shareholder is liable and not duly paid or credited as having been paid to the Purchaser; and (ii) the amount of any outstanding claims made by the Purchaser under Clause 8 prior to that date but not agreed or determined;

(b)	any monies agreed to be paid or released or which have been determined by an Expert to be released pursuant to Clause 8;

(c)	if the Hayes Guarantees have been released within the period of 36 (thirty six) months following the Completion Date (or if such date is not a Business Day, the next Business Day following such date), there shall be paid to the Ordinary Shareholder out of the Escrow Account, the balance of all monies then to the credit of the Escrow Account less the aggregate of: (i) the amount of any Claims and/or Other Claims by the Purchaser agreed or determined prior to that date for which the Ordinary Shareholder is liable and not duly paid or credited as having been paid to the Purchaser; and (ii) the amount of any outstanding Claims and/or Other Claims made by the Purchaser prior to that date but not agreed or determined or lapsed;

(d)	after the period of 36 (thirty six) months following the Completion Date and until the date upon which the Hayes Guarantees have been released and/or extinguished there shall be paid to the Ordinary Shareholder out of the Escrow Account, the Hayes Rental Surplus less the aggregate of: (i) the amount of any Claims and/or Other Claims by the Purchaser agreed or determined prior to that date for which the Ordinary Shareholder is liable and not duly paid or credited as having been paid to the Purchaser; and (ii) the amount of any outstanding Claims and/or Other Claims made by the Purchaser prior to that date but not agreed or determined or lapsed;

(e)	from time to time thereafter, there shall forthwith be paid to the Ordinary Shareholder out of the monies remaining in the Escrow Account, the amount, if any, by which the amount of those monies remaining in the Escrow Account, shall from time to time exceed the aggregate of: (i) the amount of any Claims and/or Other Claims made by the Purchaser agreed or determined prior to that date and not duly paid to the Purchaser; and (ii) the amount of any outstanding Claims and/or Other Claims by the Purchaser made prior to that date but not agreed or determined or lapsed; and

(f)	in accordance with Clauses 12.5(a), 12.5(b), 12.5(c) and 12.5(g).

All monies paid to the Purchaser out of the Escrow Account shall be deemed to the extent so paid to satisfy the Claim(s) and/or Other Claims in respect of which such monies are paid out.

12.3	References in this Clause 12 to a Claim or Other Claims being agreed or determined or lapsed shall be:

(a)	to an agreement evidenced by joint written instructions signed on behalf of both the Ordinary Shareholder and the Purchaser stating: (i) the agreed amount of such Claim and/or Other Claims (if any) either for which the Ordinary Shareholder is liable and/or (if any) the agreed amount of such Claim and/or Other Claims for which the Ordinary Shareholder is not liable and/or (if any) the amount of such Claim and/or Other Claims still in dispute; or (ii) that the relevant Claim and/or Other Claims has lapsed;

(b)	to a determination of the Expert in accordance with the provisions of Clause 8 indicating on its face the amount of such Other Claim for which the Ordinary Shareholder is or is not liable; or

(c)	to a determination of the courts of England evidenced by an amount indicating on its face: (i) the amount of such Claim and/or Other Claims for which the Ordinary Shareholder is or is not liable; or (ii) that the relevant Claim and/or Other Claims has lapsed.

12.4

Each Claim or Other Claim, in order to be recognised as being validly made, must be made in writing, shall give such reasonable details of the Claim or Other Claim as may be available at that time (to include an estimate of a monetary amount of such

Claim or Other Claim which shall be a fair, reasonable and bona fide estimate of the level of such Claim or Other Claim) and shall be delivered to the Ordinary Shareholder in accordance with paragraph 2 of Schedule 5 (Sellers’ Limitations on Liability) and Clause 33.

12.5	The Purchaser and the Ordinary Shareholder shall instruct the Escrow Agent that it is hereby irrevocably instructed by the Ordinary Shareholder and the Purchaser to sign money transfer orders on the Escrow Account for the release of principal monies as follows:

(a)	upon the receipt by the Escrow Agent of joint written instructions pursuant to Clause 12.3(a), to the Purchaser in respect of the amount (if any) of an agreed Claim and/or Other Claim;

(b)	upon the receipt by the Escrow Agent of (i) a determination pursuant to Clause 12.3(b); and/or (ii) an award or order pursuant to Clause 12.3(c), to the Purchaser in respect of the amount (if any) of the Claim and/or Other Claims for which the Ordinary Shareholder is liable;

(c)	on the date which is 9 (nine) months following the Completion Date (or if such date is not a Business Day, the next Business Day following such date), to the Ordinary Shareholder in respect of the amount referred to in Clause 12.2(a);

(d)	on the date which is 36 (thirty six) months following the Completion Date (or if such date is not a Business Day, the next Business Day following such date), to the Ordinary Shareholder in respect of the amount referred to in Clause 12.2(c);

(e)	annually thereafter, to the Ordinary Shareholder in respect of the amounts referred to and on the basis set out in Clause 12.2(d) (or in any such case the amount of the principal remaining in the Escrow Account if a lesser sum);

(f)	from time to time thereafter, to the Ordinary Shareholder in respect of the amounts referred to and on the basis set out in Clause 12.2(e) (or in any such case the amount of the principal remaining in the Escrow Account if a lesser sum); and

(g)	on the dates referenced in Clauses 12.2 to the Ordinary Shareholder in respect of any interest (less any Tax if applicable) in accordance with Clause 12.6,

and in making the payments to be made pursuant to this Clause 12 the Escrow Agent shall rely on (as the case may be): (i) the specified or estimated amounts of Claims and/or Other Claims which the Purchaser notifies to the Escrow Agent have been validly notified to the Ordinary Shareholder pursuant to the provisions of this Agreement; (ii) any joint written instructions referred to in Clause 12.3(a) which are received by the Escrow Agent; (iii) any determination referred to in Clause 12.3(b) which is received by the Escrow Agent; (iv) any order or award referred to in Clause 12.3(c) which is received by the Escrow Agent; and (iv) amounts previously paid from the Escrow Account, but not any other matters.

12.6	All interest earned on principal in the Escrow Account (less Tax if applicable) shall be payable to the Ordinary Shareholder and shall be paid to the Ordinary Shareholder on the dates referred to at Clauses 12.2(a), 12.2(b) and 12.2(d).

12.7	Any payment to be made in accordance with this Clause 12 to the Ordinary Shareholder shall be made by electronic transfer to GM’s Designated Account. Any payment to be made in accordance with this Clause 12 to the Purchaser shall be paid by electronic transfer to an account notified by the Purchaser to the Escrow Agent in writing at least two (2) Business Days before the date of payment.

12.8	The payment by the Escrow Agent of all or any part of the Escrow Amount and/or the Additional Escrow Amount to the Ordinary Shareholder or Purchaser, as appropriate, shall constitute a good discharge by the Escrow Agent in respect of each such payment and the Escrow Agent shall not be concerned to see to the application of each such payment. The fees and expenses of the Escrow Agent shall be borne equally as between the Purchaser (on the one hand) and the Ordinary Shareholder (on the other hand).

13.	ADDITIONAL PAYMENTS AND ESCROW

13.1	Glen Moar agrees that once New Leases have been completed with respect to 40,000 square feet of Leased Area, any Additional Payments due from New Leases completed with respect to the balance of Current Vacant Space shall be paid by the Purchaser into the Escrow Account (“Additional Escrow Amount”) and shall be dealt with in accordance with the provisions of Clause 12.

13.2	Glen Moar agrees that where any New Lease is completed such that the aggregate square footage of Leased Area under all New Leases completed exceeds 40,000 square feet of the Current Vacant Space, then the pro rata amount of Additional Payment with respect to the Leased Area exceeding 40,000 square feet shall be paid by the Purchaser into the Escrow Account.

13.3	Where, in the period prior to any Additional Escrow Amount being paid into the Escrow Account, the Purchaser makes any Claims and/or Other Claims and monies have been paid to the Purchaser out of the Escrow Account then Glen Moar shall pay, into the Escrow Account, such amounts of Additional Payments that become due under Clause 4 such that the monies in the Escrow Account equal the Escrow Amount.

13.4	The aggregate amount of Additional Payments to be made into the Escrow Account pursuant to this Clause 13 shall not exceed ten million pounds (£10,000,000).

14.	RESTRICTIONS ON SELLERS

14.1	The Ordinary Shareholder and Sentrum Construction each undertake that they shall not and shall procure that each other member of their respective Retained Group shall not, directly or indirectly, either alone or jointly with any other person or in any capacity whatsoever:

(a)	neither pending nor within three (3) years following the Completion Date (except as holder of not more than five per cent. (5%) of any class of shares or securities of a person which is dealt in on any investment exchange) carry on or be engaged or otherwise interested in any business in the Restricted Territories which competes with the Business or any part of the Business;

(b)	neither pending nor within three (3) years following the Completion Date solicit the custom of any person who is or at any time during the two (2) years immediately preceding the Completion Date has been a customer or client of any Group Company, provided that the Ordinary Shareholder shall not be restricted from soliciting the custom of such persons (i) solely with respect to the Hayes Property, the Rugby Property and the Singapore Property; and (ii) any business that is not involved, directly or indirectly, in the data centre industry (and for the avoidance of doubt this shall not restrict the buying and selling of the Option Lands to data centre operators or the submission of planning applications in connection therewith);

(c)	neither pending nor within three (3) years following the Completion Date solicit or entice away any employee of, or consultant to, any Group Company or any member of the Purchaser’s Group, provided that the Ordinary Shareholder shall not be restricted from engaging professional consultancy firms for advice (i) in relation to the Hayes Property and the Rugby Property; and (ii) in jurisdictions that are not Restricted Territories;

(d)	save as provided in the Trade Mark License Agreement, at any time after Completion in the course of any business use the word “Sentrum” or use any trade, business or domain name or mark, logo or design previously used in the Business by any Group Company or anything which is, in the reasonable opinion of the Purchaser, capable of being confused with any of them;

(e)	challenge the validity or enforceability of any of the Registered Intellectual Property; or

(f)	assist or incite any other person to do any of the above.

14.2	Nothing in this Clause 13 shall restrict the ability of the Ordinary Shareholder to comply with the provisions of Clause 11.1.

14.3	Each of the restrictions contained in this Clause 13 is given to the Purchaser and each Group Company. Each such restriction shall be construed as a separate provision of this Agreement. If any restriction is unenforceable but would be valid if reduced in scope or duration the restriction shall apply with the minimum modifications as may be necessary to make it valid and enforceable. The Ordinary Shareholder and Sentrum Construction each acknowledge that each restriction is no greater than is reasonably necessary to protect the interests of the Purchaser, each Group Company and the other members of the Purchaser’s Group.

14.4	The Purchaser shall, for such period as the Trade Mark Licence Agreement is subsisting, maintain a link, in a prominent position, on its “sentrum.com” website to the website operated by Glen Moar that hosts details relating to the Hayes Property.

15.	INSURANCE

15.1	The Ordinary Shareholder shall and shall procure that each Group Company and each member of its Retained Group shall continue in force and comply with all pre-existing insurance cover in respect of the Group Companies or the businesses or assets of the Group Companies maintained by them up to and including the Completion Date.

15.2	If any insured event occurs before Completion in relation to a Group Company, the Ordinary Shareholder shall use best endeavours to ensure that recovery is made under the relevant policy before Completion and that the proceeds are applied in restoring or replacing insured assets or are otherwise transferred to the relevant Group Company.

15.3	With effect from Completion all insurance cover previously maintained by the Retained Group in respect of the Group Companies or their businesses or assets shall cease, save in respect of insured events occurring before Completion and on the basis that the Ordinary Shareholder shall use best endeavours to ensure that recovery is made in respect of such events and that the proceeds are transferred to the Purchaser (on behalf of the relevant Group Companies) within five (5) Business Days of their receipt.

15.4	The undertakings contained in Clause 15.3 are given to the Purchaser and each Group Company.

16.	RELEASE

16.1	The Company and each of the Sellers hereby irrevocably agrees:

(a)	that the each of the ABRY Investment Documents shall terminate upon and subject to Completion occurring without any liability, payment or other obligation whatsoever on the part of any parties thereto;

(b)	to hereby irrevocably and unconditionally release, waive and forever discharge all and/or any claims, debts, guarantees, liabilities, obligations, costs (including any connected legal fees and/or expenses), losses, expenses, actions and/or causes of any action against the Purchaser and/or any Group Company arising out of or in connection with the ABRY Investment Documents and/or the Company’s memorandum and articles of association; and

(c)	not to sue, commence, voluntarily aid in any way, prosecute or cause to be commenced or prosecuted against the Purchaser and/or any Group Company, any action, suit or other proceeding with respect to all and/or any claims, debts, guarantees, liabilities, obligations, costs (including any connected legal fees and/or expenses), losses, expenses, actions and causes of any action arising out of or in connection with the ABRY Investment Documents, provided that, in each case, nothing in this Clause 16 shall affect the accrued rights of the ABRY Sellers with respect to Glen Moar pursuant to the ABRY Investment Documents which shall continue to subsist.

17.	UNDERTAKINGS

17.1	Sentrum Construction shall and Glen Moar shall procure that Sentrum Construction shall at its own cost and at all times observe and perform all covenants, provisions and obligations arising from, or in relation to all Outstanding Construction Contracts.

17.2	The Ordinary Shareholder and Sentrum Construction hereby irrevocably agree and undertake to adhere to the provisions set out in Part A of Schedule 7 (Licence to Assign) with respect to the Baker Street Property and Part B of Schedule 7 (Licence to Assign) with respect to the Hayes Property.

17.3	At the Purchaser’s request and cost, at any time within one (1) year after the Completion Date and particularly within the period of 71 days after the Completion Date, Glen Moar shall make available to the Purchaser’s designated independent auditor, during normal office hours, the services of its employees in relation to addressing any queries which may arise in relation to the audit of the Group Companies required by the Securities and Exchange Commission under Rule 3-14 of Regulations S-X of the statement of revenue and certain expenses for the Properties for the year ended 31 December 2011 for the purpose of expressing an opinion as to whether the statement of revenue and certain expenses presents fairly, in all material respects, the results of operations of the Properties in conformity with accounting principles generally accepted in the United States of America. The Purchaser’s requests pursuant to this Clause 17.3 shall be limited to those matters reasonably determined by the Purchaser as necessary to satisfy its or its affiliated parties’ obligations as a real estate investment trust and/or the requirements (including any regulations) of the Securities and Exchange Commission. The provisions of this Clause 17.3 shall survive Completion. All reasonable third-party payments, costs and expenses incurred by Glen Moar in connection with an audit performed pursuant to this Clause 17.3, will be charged back to the Purchaser and will be estimated and paid in advance by the Purchaser to Glen Moar before commencement of the audit. Any excess costs incurred over the estimated costs will be charged back to the Purchaser and will be paid by the Purchaser to Glen Moar within 15 days of Glen Moar’s request for such payment along with invoices supporting such costs. Similarly any savings from the costs initially estimated for the audit will be returned to the Purchaser by Glen Moar within 15 days after the costs have been determined.

17.4	Glen Moar and the Purchaser shall deal with the Option Lands in accordance with Schedule 9.

18.	BUSINESS INFORMATION

If any information relating to any Group Company is not in the possession of the Purchaser but remains held by a Retained Group and/or any of their advisers, the Sellers shall procure that such information is provided to the Purchaser or, as directed by the Purchaser, to the relevant Group Company, as soon as practicable following a request.

19.	CONFIDENTIALITY

19.1	Save as expressly provided in Clauses 19.3 and 19.4, each of the Sellers severally undertakes that it shall, and each Seller shall procure that each member of its Retained

Group shall, treat as confidential the provisions of the Transaction Documents, all information it possesses relating to each Group Company and all information it has received or obtained relating to the Purchaser’s Group as a result of negotiating or entering into the Transaction Documents.

19.2	Save as expressly provided in Clauses 19.3 and 19.4, the Purchaser shall, and shall procure that each member of the Purchaser’s Group shall, treat as confidential the provisions of the Transaction Documents and all information it has received or obtained relating to the Sellers and the Retained Group as a result of negotiating or entering into the Transaction Documents.

19.3	A Party may disclose, or permit the disclosure of, information which would otherwise be confidential if and to the extent that it:

(a)	is disclosed to Agents of that Party or of other members of the Relevant Party’s Group if this is reasonably required in connection with this Agreement (and provided that such persons are required to treat that information as confidential); or

(b)	is disclosed by any of the ABRY Sellers to any existing or prospective investors in the funds managed and/or advised by ABRY Partners LLC (and provided that such persons are required to treat that information as confidential), or

(c)	is required by law, regulation or any securities exchange (including by any rules of such securities exchange), regulatory or governmental body or Taxation Authority; or

(d)	was already in the lawful possession of that Party or its Agents without any obligation of confidentiality (as evidenced by written records); or

(e)	comes into the public domain other than as a result of a breach by a Party of this Clause 19,

provided that, where lawful and/or practicable, prior written notice of any confidential information to be disclosed pursuant to this Clause 19 shall be given to the other Parties.

19.4	The Sellers hereby acknowledge and agree that the Purchaser’s Group (a) will file with regulatory authorities (i) a detailed summary of this Agreement; and (ii) a copy of this Agreement and that such filings will become publicly available; and (b) may release confidential information in relation to any capital raising that is undertaken by a member of the Purchaser’s Group. Where lawful and/or practicable, prior written notice of any confidential information to be disclosed pursuant to this Clause 19 shall be given to the Sellers.

20.	ANNOUNCEMENTS

20.1	Save as expressly provided in Clauses 19 and 20.2, no announcement shall be made by or on behalf of any Party or a member of the Relevant Party’s Group relating to the Transaction Documents without the prior written approval of the other Parties, such approval not to be unreasonably withheld or delayed.

20.2	A Party may make an announcement relating to the Transaction Documents if (and only to the extent) required by the law and/or regulation of any relevant jurisdiction or any securities exchange (including by any rules of such securities exchange), regulatory or governmental body.

21.	GUARANTEE

21.1	In consideration of the Sellers entering into this Agreement, the Guarantor irrevocably and unconditionally guarantees to the Sellers punctual performance by the Purchaser of all of its obligations under this Agreement and undertakes to the Sellers that whenever the Purchaser does not pay any amount when due under or in connection with this Agreement, the Guarantor shall immediately on demand pay that amount as if it was the principal obligor, so that the same benefits are conferred on the Sellers as they would have received if such obligation had been performed and satisfied by the Purchaser.

21.2	This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by the Purchaser under this Agreement, regardless of any intermediate payment or discharge in whole or in part.

21.3	The Guarantor waives any right which it may have to first require the Sellers to proceed against the Purchaser before claiming from it under this Clause 21.

22.	ASSIGNMENT

22.1	Save as expressly provided in Clause 22.2, no Party may assign, transfer, charge, declare a trust of or otherwise dispose of all or any part of its rights and benefits under this Agreement or any other Transaction Document (including any cause of action arising in connection with any of them) or of any right or interest in any of them.

22.2	The Purchaser may assign all or any of its rights and benefits under this Agreement or any other Transaction Document (including any cause of action arising in connection with any of them) to:

(a)	any member of the Purchaser’s Group provided if such assignee ceases to be a member of the Purchaser’s Group the Purchaser shall procure that the assignee shall assign such rights back to the Purchaser or to another continuing member of the Purchaser’s Group immediately prior to it ceasing to be a member of the Purchaser’s Group;

(b)	by way of security to any provider of debt finance in relation to the acquisition of the Shares, provided that the rights of such assignee shall only be exercisable at the same time as it exercises its security under such debt finance arrangements;

(c)	to any investment entity that is set up by the Purchaser or any member of its group to which any Group Company and/or any assets of any Group Company are transferred.

23.	FURTHER ASSURANCE

The Sellers shall from time to time and at their own cost do, execute and deliver or procure to be done, executed and delivered all such further acts, documents and things required by, and in a form satisfactory to, the Purchaser in order to give full effect to this Agreement and its rights, powers and remedies under this Agreement.

24.	ENTIRE AGREEMENT

24.1	As far as the Purchaser is concerned as between the Purchaser and the Sellers, this Agreement, together with the Transaction Documents and any other documents referred to in this Agreement or any Transaction Document, constitutes the whole agreement between the Parties and supersedes any previous arrangements or agreements between them relating to the sale and purchase of the Shares including, without limitation the heads of terms relating to the transaction dated May 2, 2012.

24.2	As far as the ABRY Sellers and the Ordinary Shareholders are concerned as between themselves, this Agreement, together with the Transaction Documents and any other documents referred to in this Agreement or any Transaction Document and any other agreements or arrangements as may be entered into between the Sellers in respect of the receipt of the proceeds from, and the allocation of liability in respect of, the transactions contemplated herein or therein, constitutes the whole agreement between the Parties and supersedes any previous arrangements or agreements between them relating to the sale and purchase of the Shares including, without limitation the heads of terms relating to the transaction dated May 2, 2012.

24.3	Each Party confirms that it has not entered into this Agreement or any other Transaction Document on the basis of any representation, warranty, undertaking or other statement whatsoever which is not expressly incorporated into this Agreement or the relevant Transaction Document.

24.4	Save in relation to breach of this Agreement or any other Transaction Document, no Party nor any of its Related Persons shall have any right or remedy, or make any claim, against another Party nor any of its Related Persons in connection with the sale and purchase of the Shares.

24.5	In this Clause 24, “Related Persons” means, in relation to a Party, members of the Relevant Party’s Group and the Agents of that Party and of members of the Relevant Party’s Group.

24.6	Nothing in this Clause 24 shall operate to limit or exclude any liability for fraud.

25.	SEVERANCE AND VALIDITY

If any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, it shall be deemed to be severed from this Agreement and the Parties shall use all reasonable endeavours to replace such provision with one having an effect as close as possible to the deficient provision. The remaining provisions will remain in full force in that jurisdiction and all provisions will continue in full force in any other jurisdiction.

26.	VARIATIONS

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of the Parties.

27.	REMEDIES AND WAIVERS

27.1	No waiver of any right under this Agreement or any other Transaction Document shall be effective unless in writing. Unless expressly stated otherwise a waiver shall be effective only in the circumstances for which it is given.

27.2	No delay or omission by any Party in exercising any right or remedy provided by law or under this Agreement shall constitute a waiver of such right or remedy.

27.3	The single or partial exercise of a right or remedy under this Agreement shall not preclude any other nor restrict any further exercise of any such right or remedy.

27.4	The rights and remedies provided in this Agreement are cumulative and do not exclude any rights or remedies provided by law.

27.5	Subject to compliance with the requirements to provide written notice in paragraph 2 of Schedule 5 (Sellers’ Limitations on Liability), the rights and remedies of the Purchaser under this Agreement shall not be affected by the expiry of any limitation period prescribed by law in relation to a claim under the Warranties or the Tax Deed.

27.6	Without prejudice to any other rights or remedies that the Parties may have, the Parties acknowledge and agree that damages would not be an adequate remedy for any breach of Clause 13 and/or Clause 19 and that the remedies of injunction, specific performance and other equitable remedies are appropriate for any threatened or actual breach of such Clauses.

28.	EFFECT OF COMPLETION

The provisions of this Agreement and of the other Transaction Documents which remain to be performed following Completion shall continue in full force and effect notwithstanding Completion.

29.	THIRD PARTY RIGHTS

29.1	Save as expressly provided in Clauses 29.2 and 29.3 a person who is not a Party or its successor or permitted assignee shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of the terms of this Agreement.

29.2	Clause 11 (Indemnities), Clause 13 (Additional Payments and Escrow), Clause 14 (Restrictions on Sellers), Clause 15 (Insurance), Clause 30 (Payments) and Clause 32 (Default Interest) are intended to benefit each Group Company, Clause 9.5 is intended to benefit each Group Company and any present or past Agent of a Group Company or of any member of the Purchaser’s Group, Clause 19 is intended to benefit any member of the Purchaser’s Group and Clause 24 is intended to benefit a Party’s Related Persons, and each such Clause shall be enforceable by any of them under the Contracts (Rights of Third Parties) Act 1999, subject to the other terms and conditions of this Agreement.

29.3	The Lender Parties and each of their respective affiliates are intended third-party beneficiaries of Clauses 13.3 and 35.3 of this Agreement.

29.4	The Parties may amend or vary this Agreement in accordance with its terms without the consent of any other person.

30.	PAYMENTS

30.1	Any amount payable by the Sellers to, or at the direction of, the Purchaser under this Agreement shall, so far as possible, be deemed to be a reduction of the Consideration.

30.2	Any amount payable by the Sellers to the Purchaser or by the Purchaser to the Sellers shall be made in full without set-off or counter-claim and free from any deduction or withholding whatsoever, except as required by law.

30.3	If any deduction or withholding is required by law to be made from any payment in respect of a claim under this Agreement (excluding a claim, if any, for payment of the Consideration) or if the recipient is subject to Tax in respect of such payment (for the avoidance of doubt excluding the Consideration), the payer shall increase the amount of the payment to the extent necessary to ensure that the net amount received and retained by the recipient (after taking into account all deductions, withholdings or Tax) is equal to the amount that it would have received had the payment not been subject to any such deductions, withholdings or Tax.

31.	COSTS AND EXPENSES

Except as provided otherwise, each Party shall pay its own costs and expenses in connection with the negotiation, preparation and performance of this Agreement and the other Transaction Documents provided that Glen Moar shall be responsible for, and shall pay, all of the Sellers’ costs and expenses in connection with the negotiation, preparation and performance of this Agreement and the other Transaction Documents.

32.	DEFAULT INTEREST

Any and all amounts which are due and payable by the Sellers under this Agreement shall be paid in pounds sterling and shall carry interest at the Interest Rate from the due date for payment up to and including the date of actual payment (both before and after any judgment).

33.	NOTICES

33.1	Any notice or other communication to be given under or in connection with this Agreement (“Notice”) shall be in the English language in writing and signed by or on behalf of the Party giving it. A Notice may be delivered personally or sent by fax, pre-paid recorded delivery or international courier to the address or fax number provided in Clause 33.3 and marked for the attention of the person specified in that Clause.

33.2	A Notice shall be deemed to have been received:

(a)	at the time of delivery if delivered personally;

(b)	at the time of transmission if sent by fax;

(c)	two (2) Business Days after the time and date of posting if sent by pre-paid recorded delivery; or

(d)	three (3) Business Days after the time and date of posting if sent by international courier,

provided that if deemed receipt of any Notice occurs after 6.00 p.m. or is not on a Business Day, deemed receipt of the Notice shall be 9.00 a.m. on the next Business Day. References to time in this Clause 33 are to local time in the country of the addressee.

33.3	The addresses and fax numbers for service of Notice are:

Glen Moar:

Name:	Bridgehouse Partners LLP
Address:	Bridge House, Bridge Street, Castletown, Isle of Man IM9 1AX
For the attention of:	Simon McNally
Fax number:	+44 (0) 1624 829 570

With a copy (which shall not constitute notice hereunder) to:

Name:	Bridgehouse Partners LLP
Address:	Suite 426, Linen Hall, 162-168 Regent Street, London W1B 5TE, United Kingdom
For the attention of:	James Teare
Fax number:	+ 44 (0) 845 644 5163

ABRY Sellers

Name:	ABRY Partners LLC
Address:	111 Huntington Avenue, 29th Floor, Boston MA 02199, United States of America
For the attention of:	C.J. Brucato III
Fax number:	+ 1 617 859 7205

With a copy (which shall not constitute notice hereunder) to:

Name:	Kirkland & Ellis International LLP
Address:	30 St. Mary Axe, London EC3A 8AF
For the attention of:	Christopher field
Fax number:	+44 (0) 207 469 2001

Purchaser:

Name:	Digital Realty Trust, Inc.
Address:	Four Embarcadero Center, Suite 3200, San Francisco CA 94111 Unites States of America
For the attention of:	Joshua A. Mills
Fax number:	+1 415 738 6521

With a copy (which shall not constitute notice hereunder) to:

Name:	White & Case LLP
Address:	5 Old Broad Street London EC2N 1DW
For the attention of:	James Dodsworth
Fax number:	+44 (0) 20 7521 1001

33.4	A Party shall notify the other Parties of any change to its details in Clause 33.3 in accordance with the provisions of this Clause 33, provided that such notification shall only be effective on the later of the date specified in the notification and five (5) Business Days after deemed receipt.

34.	COUNTERPARTS

This Agreement may be executed in counterparts and shall be effective when each Party has executed and delivered a counterpart. Each counterpart shall constitute an original of this Agreement, but all the counterparts shall together constitute one and the same instrument.

35.	GOVERNING LAW AND JURISDICTION

35.1	This Agreement, including any non-contractual obligations arising out of or in connection with this Agreement, is governed by and shall be construed in accordance with English law.

35.2	The Parties agree that the courts of England shall have exclusive jurisdiction to hear and determine any suit, action or proceedings arising out of or in connection with this Agreement (including any non-contractual obligations arising out of or in connection with this Agreement) (“Proceedings”) and, for such purposes, irrevocably submit to the jurisdiction of such courts.

35.3	Notwithstanding anything to the contrary in this Agreement, any Proceeding involving any Lender Party shall be subject to the exclusive jurisdiction of the courts of New York State and the Federal courts of the United States of America sitting, in each case, in the City, County and State of New York, and any appellate court from any such court. The Parties agree that they will not, nor will they permit any of their affiliates to, bring or support anyone else in bringing any Proceeding involving any Lender Party in any other court, and irrevocably waive all right to trial by jury in any such Proceeding.

36.	AGENT FOR SERVICE OF PROCESS

36.1	The ABRY Sellers irrevocably appoint Law Debenture Corporate Services Limited, Fifth Floor, 100 Wood Street, London EC2V 7EX, the Ordinary Shareholder irrevocably appoints Bridgehouse Partners LLP of Suite 246, Linen Hall, 162-168 Regent Street, London W1B 5TE, United Kingdom, and the Purchaser irrevocably appoints Digital Realty (UK) Limited of 71 Fenchurch Street, London EC3M 4BS, in each case as its agent for service of process in England.

36.2	If any person appointed as agent for service of process ceases to act as such the relevant Party shall immediately appoint another person to accept service of process on its behalf in England and notify the other Parties of such appointment. If it fails to do so within ten (10) Business Days any other Party shall be entitled by notice to the other Parties to appoint a replacement agent for service of process.

IN WITNESS WHEREOF Each Party has Executed this Agreement, or Caused this Agreement to be Executed by its duly authorised representatives.

SCHEDULE 1

THE SELLERS

(1) Name, registered number (where applicable) and address of each Seller	(2) Number of Shares	(3) Proportional ownership of Shares
Glen Moar Properties Limited (1039730) Craigmuir Chambers, Road Town, Tortola, British Virgin Islands	322,941 Ordinary Shares	100% of Ordinary Shares
Abry Partners VI LP 111 Huntington Avenue, 30th Floor, Boston, Massachusetts 02199, USA	30,000 A Preferred Shares	100% of A Preferred Shares
Abry Advanced Securities Fund LP 111 Huntington Avenue, 30th Floor, Boston, Massachusetts 02199, USA	2,559 B Preferred Shares	10.99% Of B Preferred Shares

(1) Name, registered number (where applicable) and address of each Seller	(2) Number of Shares	(3) Proportional ownership of Shares
Abry Advanced Securities Fund II LP 111 Huntington Avenue, 30th Floor, Boston, Massachusetts 02199, USA	5,118 B Preferred Shares	21.99% of B Preferred Shares
Abry Investment Partnership LP 111 Huntington Avenue, 30th Floor, Boston, Massachusetts 02199, USA	19 B Preferred Shares	0.08% of B Preferred Shares
Abry Senior Equity Co-Investment Fund III LP 111 Huntington Avenue, 30th Floor, Boston, Massachusetts 02199, USA	1,047 B Preferred Shares	4.5% of B Preferred Shares

(1) Name, registered number (where applicable) and address of each Seller	(2) Number of Shares	(3) Proportional ownership of Shares
Abry Senior Equity III LP 111 Huntington Avenue, 30th Floor, Boston, Massachusetts 02199, USA	14,522 B Preferred Shares	62.43% of B Preferred Shares

SCHEDULE 2*

THE GROUP

* Not filed herewith pursuant to Item 601(b)(2) of Regulation S-K. The registrant will supplementally provide a copy of this schedule or appendix to the Commission upon request.

SCHEDULE 3

COMPLETION ARRANGEMENTS

Part A

Seller’s Obligations

At or prior to Completion the ABRY Sellers shall deliver to the Purchaser or to the Purchaser’s Solicitors:

1.	duly executed transfers in respect of the Shares owned by them in favour of the Purchaser or such other person as the Purchaser may nominate;

2.	the share certificates for the Shares owned by them;

3.	such waivers, consents and other documents as the Purchaser may require to enable the Purchaser, or such other person as the Purchaser may nominate, to be registered as holder of the Shares in accordance with the provisions of Clause 2;

4.	a power of attorney in the agreed terms duly executed as a deed by each of the Sellers in favour of the Purchaser to enable the Purchaser to exercise voting and other rights attaching to the Shares with immediate effect from the Completion Date;

5.	duly executed entity classification elections on IRS Form 8832 (electing for the Company to be classified as a partnership and for each Subsidiary to be disregarded as a separate entity) effective as of three (3) days before Completion (such form also being signed by the Company);

6.	evidence in a form satisfactory to the Purchaser that:

(a)	all indebtedness, borrowing, loans, loan capital or debt obligations of whatsoever nature (including, without limitation, any fee or similar instrument or liability) and any liability (actual or contingent, past, present or future) of whatsoever nature owed by any Group Company to any ABRY Seller or any other ABRY entity has been irrevocably and unconditionally repaid and discharged in full;

(b)	all guarantees, indemnities, mortgages, charges, pledges, liens, debentures, hypothecations, assignments, novations, transfers of rights or title, deposits or other security agreement or arrangement, if any, granted to, or conferred upon, any ABRY Seller or any other ABRY entity by any Group Company has been irrevocably and unconditionally discharged and released in full; and

(c)	the ABRY Sellers have authorised the execution of this Agreement;

7.	all documents of title and share certificates delivered to any ABRY Seller or any other ABRY entity pursuant to any mortgage, charge, pledge, lien, debenture, hypothecation, assignment, novation, transfer of rights or title, deposit or other security agreement or arrangement or an indemnity from any ABRY Seller or any other ABRY entity on the terms satisfactory to the Purchaser for any lost document of title or share certificate (if any).

At or prior to Completion Glen Moar shall:

1.	Procure that board meetings of the Company and of each Subsidiary are held at which:

1.1	in the case of the Company, the sale of the Shares to the Purchaser or such other person as the Purchaser may nominate be approved and it shall be resolved that the transfer of the Shares shall be approved for registration and (subject only to the transfers being duly stamped) the transferee entered into the register of members;

1.2	the registered office shall be changed to such address as the Purchaser may nominate;

1.3	new auditors shall be appointed in accordance with any nomination received from the Purchaser;

1.4	Joshua Mills, Frederick Potter and David Glennane are appointed as new directors and David Glennane is to be appointed as secretary;

1.5	the resignations of the directors, secretaries and Auditors referred to in paragraphs 7.4 and 7.5 below shall be tendered and accepted with effect from the close of the meeting; and

1.6	all existing mandates to banks shall be revoked and authority shall be given to such persons as the Purchaser may nominate to operate the relevant bank accounts.

2.	Execute and deliver to the Purchaser a counterpart Tax Deed and the Escrow Agreement.

3.	Procure a transfer of the domain names, “sentrum.com”, “sentrum.co.uk”, “sentrum-datacenters.co.uk”,“sentrum-datacentre.co.uk” “sentrumcentrodedatos.com” and “sentrumcpd.com” from the registrant currently on record into the name of Sentrum Holdings Limited.

4.	Transfer to the Group of all Business Information required for the Group to continue the operation of the Business, to the extent not already in possession of the Group.

5.	Transfer to the Group all of IT Systems (to the extent not already in possession of the Group) required to ensure that each Group Company has full and unrestricted access to and use of the IT Systems, and that no third party agreements or consents are required to enable that Group Company to continue such access and use following Completion.

6.	Deliver to the Purchaser or the Purchaser’s Solicitors:

6.1	duly executed transfers in respect of the Shares in favour of the Purchaser or such other person as the Purchaser may nominate;

6.2	the Non-Compete Undertakings duly executed by (i) Andrew Joseph Ruhan; (ii) Simon McNally; and (iii) Franek Sodzawiczny;

6.3	duly executed Deeds of Termination;

6.4	a waiver duly executed by Franek Sodzawiczny in a form acceptable to the Purchaser pursuant to which Franek Sodzawiczny waives any and all claims against the against Group Companies in respect of any cause, matter or thing whatsoever or howsoever arising;

6.5	duly executed notices of termination dated on or prior to the date of this Agreement terminating the Odyssey Service Agreements in accordance with the provisions of such agreements;

6.6	evidence that the agreements in place between (i) Sentrum Services Limited and Sentrum (Rugby) Limited; and (ii) any Group Company and Bridgehouse Capital Operations UK Limited, have been terminated;

6.7	the share certificates for the Shares;

6.8	such waivers, consents and other documents as the Purchaser may require to enable the Purchaser, or such other person as the Purchaser may nominate, to be registered as holder of the Shares in accordance with the provisions of Clause 2 (Sale and Purchase);

6.9	a power of attorney in the agreed terms duly executed as a deed by each of the Sellers in favour of the Purchaser to enable the Purchaser to exercise voting and other rights attaching to the Shares with immediate effect from the Completion Date;

6.10	a certified copy of each power of attorney under which any document to be delivered to the Purchaser has been executed;

6.11	a certified copy of the minutes of the meeting of the board of directors of each of the Sellers authorising the execution of this Agreement, the Tax Deed and the Escrow Agreement;

6.12	a certified copy of the minutes of the meeting of the board of directors of the Company and each Subsidiary referred to in paragraph 1;

6.13	evidence of the termination of the declaration of trust with respect to the shares held in Sentrum (Croydon) Limited and transfer of the shares to the Company;

6.14	a deed of novation in an agreed form, duly executed by the landlord and the tenant and in favour of Sentrum Construction Management Limited, of the tenancy agreement relating to 11 Holly Lodge, Heathside Crescent, Woking, Surrey, GU22 7AB dated 14 March 2012 between (1) Mr. Anthony Norrington Limited and (2) Sentrum Construction Management Limited and all ancillary documents thereto;

6.15	evidence in a form satisfactory to the Purchaser that:

(a)	Sentrum (Hayes) Limited has been transferred out of the Group;

(b)	the employment of the Hayes Employees has been transferred to Glen Moar and that no Hayes Employee remains employed or engaged by any Group Company;

(c)	all indebtedness, borrowing, loans, loan capital or debt obligations of whatsoever nature (including, without limitation, any fee or similar instrument or liability) and any liability (actual or contingent, past, present or future) of whatsoever nature owed by any Group Company to Investec Bank plc (formerly Investec Bank (UK) Limited) has been irrevocably and unconditionally repaid and discharged in full;

(d)	all guarantees, indemnities, mortgages, charges, pledges, liens, debentures, hypothecations, assignments, novations, transfers of rights or title, deposits or any other security agreement or arrangement granted to, or conferred upon, Investec Bank plc (formerly Investec Bank (UK) Limited) by any Group Company has been irrevocably and unconditionally discharged and released in full pursuant to a deed of release in substantially similar form to the deed of release agreed between Investec Bank plc (formerly Investec Bank (UK) Limited), Bridgehouse Partners LLP and White & Case LLP on 25 June 2012 (the “Template Deed of Release”);

(e)	all indebtedness, borrowing, loans, loan capital or debt obligations of whatsoever nature (including, without limitation, any fee or similar instrument or liability) and any liability (actual or contingent, past, present or future) of whatsoever nature owed by any Group Company to Irish Bank Resolution Corporation Limited (formerly Anglo Irish Bank Corporation plc) has been irrevocably and unconditionally repaid and discharged in full;

(f)	all guarantees, indemnities, mortgages, charges, pledges, liens, debentures, hypothecations, assignments, novations, transfers of rights or title, deposits or other security agreement or arrangement granted to, or conferred upon, Irish Bank Resolution Corporation Limited (formerly Anglo Irish Bank Corporation plc) by any Group Company has been irrevocably and unconditionally discharged and released in full pursuant to a deed of release in substantially similar form to the Template Deed of Release;

(g)	all indebtedness, borrowing, loans, loan capital or debt obligations of whatsoever nature (including, without limitation, any fee or similar instrument or liability) and any liability (actual or contingent, past, present or future) of whatsoever nature owed by any Group Company to The Royal Bank of Scotland plc incurred under the RBS Overdraft Facility has been irrevocably and unconditionally repaid and discharged in full;

(h)	all guarantees, indemnities, mortgages, charges, pledges, liens, debentures, hypothecations, assignments, novations, transfers of rights or title, deposits or other security agreement or arrangement granted to, or conferred upon, The Royal Bank of Scotland plc in connection with the RBS Overdraft Facility by any Group Company has been irrevocably and unconditionally discharged and released in full pursuant to a deed of release in substantially similar form to the Template Deed of Release;

(i)	all indebtedness, borrowing, loans, loan capital or debt obligations of whatsoever nature and any liability (actual or contingent, past, present or future) of whatsoever nature (including, without limitation, any fee or similar instrument or liability) owed by any Group Company to any member of the Retained Group has been irrevocably and unconditionally repaid and discharged in full;

(j)	all guarantees, indemnities, mortgages, charges, pledges, liens, debentures, hypothecations, assignments, novations, transfers of rights or title, deposits or other security agreement or arrangement granted to, or conferred upon, any member of the Retained Group by any Group Company has been irrevocably and unconditionally discharged and released in full pursuant to a deed of release in substantially similar form to the Template Deed of Release;

(k)	all indebtedness, borrowing, loans, loan capital or debt obligations of whatsoever nature (including, without limitation, any fee or similar instrument or liability) and any liability (actual or contingent, past, present or future) of whatsoever nature owed by any Group Company to any other third party has been irrevocably and unconditionally repaid and discharged in full

(l)	all guarantees, indemnities, mortgages, charges, pledges, liens, debentures, hypothecations, assignments, novations, transfers of rights or title, deposits or other security agreement or arrangement granted by a Group Company has been discharged and released in full other than in connection with the Retained Debt Agreement unless repaid and discharged and released as contemplated by paragraph 7.21 below; and

(m)	all change of control provisions contained in any contract to which a Group Company is a party have been irrevocably and unconditionally waived.

6.16	all documents of title and share certificates delivered to Investec Bank plc (formerly Investec Bank (UK) Limited) pursuant to any mortgage, charge, pledge, lien, debenture, hypothecation, assignment, novation, transfer of rights or title, deposit or other security agreement or arrangement or an indemnity from Investec Bank plc (formerly Investec Bank (UK) Limited) on the terms satisfactory to the Purchaser for any lost document of title or share certificate;

6.17	all documents of title and share certificates delivered to Irish Bank Resolution Corporation Limited (formerly Anglo Irish Bank Corporation plc) pursuant to any mortgage, charge, pledge, lien, debenture, hypothecation, assignment, novation, transfer of rights or title, deposit or other security agreement or arrangement or an indemnity from Irish Bank Resolution Corporation Limited (formerly Anglo Irish Bank Corporation plc) on the terms satisfactory to the Purchaser for any lost document of title or share certificate;

6.18	all documents of title and share certificates delivered to The Royal Bank of Scotland plc pursuant to any mortgage, charge, pledge, lien, debenture, hypothecation, assignment, novation, transfer of rights or title, deposit or other security agreement or arrangement in connection with the RBS Overdraft Facility or an indemnity from The Royal Bank of Scotland plc on the terms satisfactory to the Purchaser for any lost document of title or share certificate;

6.19	all documents of title and share certificates delivered to any member of the Retained Group pursuant to any mortgage, charge, pledge, lien, debenture, hypothecation, assignment, novation, transfer of rights or title, deposit or other security agreement or arrangement or an indemnity from any member of the Retained Group on the terms satisfactory to the Purchaser for any lost document of title or share certificate;

6.20	all documents of title and share certificates delivered to any beneficiary or entity pursuant to any mortgage, charge, pledge, lien, debenture, hypothecation, assignment, novation, transfer of rights or title, deposit or other security agreement or arrangement, guarantee or indemnity from any member of the Group on the terms satisfactory to the Purchaser for any lost document of title or share certificate;

6.21	duly executed (i) entity classification elections on IRS Form 8832 (electing for the Company to be classified as a partnership and for each Subsidiary to be disregarded as a separate entity) effective as of three (3) days before Completion (such form also being signed by the ABRY Sellers); and (ii) an application for employer identification number on IRS Form SS-4 for the Company and for each Subsidiary;

6.22	if all outstanding amounts under the Retained Debt Agreement have not been irrevocably and conditionally repaid and discharged in full on or before the Completion Date:

(a)	a duly executed original of the standstill agreement between the Purchaser, Sentrum III Limited, Sentrum IV Limited, Sentrum Holdings Limited and Sentrum Services Limited as obligors, The Royal Bank of Scotland plc, Deutsche Postbank AG, London Branch, Abbey National Treasury Services plc and Bayerische Landesbank, London Branch (together, the “Retained Debt Lenders”) entered into connection with the Retained Debt Agreement; and

(b)	evidence in a form satisfactory to the Purchaser that the change of control provisions contained in the Retained Debt Agreement have been irrevocably and unconditionally waived by the Retained Debt Lenders;

6.23	if all outstanding amounts under the Retained Debt Agreement have been irrevocably and unconditionally repaid and discharged in full on or before the Completion Date:

(a)	evidence in a form satisfactory to the Purchaser that all indebtedness, borrowing, loan, loan capital or debt obligation of whatsoever nature (including, without limitation, any fee or similar instrument or liability) and any liability (actual or contingent, past, present or future) of whatsoever nature owed by any Group Company to the Retained Debt Lenders and any other finance party under the Retained Debt Agreement incurred under the Retained Debt Agreement has been irrevocably and unconditionally repaid and discharged in full;

(b)	evidence in a form satisfactory to the Purchaser that all guarantees, indemnities, mortgages, charges, pledges, liens, debentures, hypothecations, assignments, novations, transfers of rights or title, deposits or other security agreement or arrangement granted to, or conferred upon the Retained Debt Lenders and any other finance party under the Retained Debt Agreement in connection with the Retained Debt Agreement by any Group Company has been irrevocably and unconditionally discharged and released in full; and

(c)	all documents of title and share certificates delivered to The Royal Bank of Scotland plc as security agent under the Retained Debt Agreement pursuant to any mortgage, charge, pledge, lien, debenture, hypothecation, assignment, novation, transfer of rights or title, deposit or other security agreement or arrangement in connection with the Retained Debt Agreement or an indemnity from The Royal Bank of Scotland plc as security agent or any other finance party under the Retained Debt Agreement on the terms satisfactory to the Purchaser for any lost document of title or share certificate; and

6.24	to the extent not already passed, duly passed resolutions members of the Company to ratify (i) the allotment of the A Shares to the A Shareholder on 7 January 2010 for payment otherwise than wholly in cash; (ii) the allotment of 23,265 B Shares to the B Shareholders on 1 August 2011; and (iii) all actions taken and documents entered into by the Company in connection with the issue and allotment of the A Shares and the B Shares to, respectively, the A Shareholder and B Shareholder.

7.	Deliver to the Purchaser or such other person as the Purchaser may nominate:

7.1	the statutory books (written up to but not including the Completion Date), certificate of incorporation (including all certificates of incorporation on change of name (if any) and common seal (if any) of the Company and each Subsidiary;

7.2	share certificates in respect of all the issued share capital of each Subsidiary;

7.3	to the extent not held by banks as security for loans made to any Group Company which shall be discharged at Completion, the title deeds relating to each Property, including originals and counterparts of all leases, agreements for lease, service agreements and all ancillary and supplemental documents as disclosed in the Data Room;

7.4	written resignations in the agreed terms to take effect from Completion of all the directors and the secretary of the Company and of each of the Subsidiaries (other than such persons who, as agreed with the Purchaser, will remain in office) in each case executed as a deed and relinquishing any right (past, present or future) against the Company or, as appropriate, the relevant Subsidiary for loss of office (whether contractual, statutory or otherwise);

7.5	written resignations from the Auditors acknowledging that they have no claim against the Company or any Subsidiary and confirming that there are no circumstances connected with their ceasing to hold office which they consider should be brought to the attention of any members or creditors, in accordance with the Companies Act;

7.6	the cheque books relating to all bank accounts of the Company and each Subsidiary together with confirmation that no cheques have been written since the last Business Day prior to Completion;

7.7	evidence in a form reasonably satisfactory to the Purchaser that all guarantees, debentures, mortgages and charges have been released in full;

7.8	evidence in a form satisfactory to the Purchaser (acting reasonably) as to the absence of outstanding indebtedness or obligations owed by a member of the Group to a member of any Retained Group; and

7.9	evidence in a form satisfactory to the Purchaser that all change of control provisions contained in any contract to which a Group Company is a party have been irrevocably and unconditionally waived.

At or prior to Completion Glen Moar shall execute and deliver to Digital Realty (UK) Limited a counterpart Consultancy Agreement.

Part B

Purchaser’s Obligations

At Completion the Purchaser shall:

1.	transfer or procure that the Initial GM Consideration be transferred to Glen Moar by telegraphic transfer in immediately available cleared funds for same day value to GM’s Designated Account;

2.	transfer or procure that the ABRY Consideration be transferred to the ABRY Sellers by telegraphic transfer in immediately available cleared funds for same day value to the ABRY Sellers’ Designated Account

3.	procure that the that Escrow Amount shall be transferred by electronic transfer to the Escrow Account;

4.	execute and deliver to the Sellers’ Solicitors a counterpart Tax Deed, Escrow Agreement and Non-Compete Undertakings; and

5.	deliver to the Sellers’ Solicitors a certified copy of the minutes of the meeting of the board of directors of the Purchaser authorising the execution of this Agreement, the Tax Deed and the Escrow Agreement.

SCHEDULE 4

WARRANTIES

Part A

Warranties from the Sellers

1.	INCORPORATION AND AUTHORITY OF SELLERS

1.1	Each such Seller is a company duly incorporated and validly existing under the laws of their respective jurisdictions of incorporation.

1.2	Each such Seller has full power and authority to enter into and perform this Agreement and the other Transaction Documents to which it is a party and all other documents executed by that Seller which are to be delivered at Completion (together, the “Seller Documents”), each of which constitutes (when executed) legal, valid and binding obligations of that Seller in accordance with its respective terms.

1.3	The execution, delivery and performance by such Seller of the Seller Documents will not constitute a breach of any laws or regulations in any relevant jurisdiction or result in a breach of or constitute a default under (i) any provision of the articles of association or equivalent constitutional documents of any Seller; (ii) any order, judgment or decree of any court or governmental authority by which any such Seller is bound; or (iii) any agreement or instrument to which any such Seller is a party or by which it is bound.

1.4	No such Seller is or will be required to give any notice to or make any filing with or obtain any permit, consent, waiver or other authorisation from any governmental or regulatory authority or other person in connection with the execution, delivery and performance of the Seller Documents.

1.5	No such Seller is insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986 (or under the insolvency laws of any applicable jurisdictions or has stopped paying debts as they fall due. No order has been made, petition presented or resolution passed for the winding up of any such Seller. No administrator or any receiver or manager has been appointed by any person in respect of any such Seller or all or any of their assets and no steps have been taken to initiate any such appointment and no voluntary arrangement has been proposed. No such Seller has become subject to any analogous proceedings, appointments or arrangements under the laws of any applicable jurisdiction.

2.	OWNERSHIP OF THE SHARES AND AUTHORITY

2.1	Each such Seller is the sole legal and beneficial owner of all of the Shares set opposite its name in Schedule 1 (The Sellers).

2.3	The Relevant Shares are free from all Encumbrances and there is no agreement or commitment to give or create any Encumbrance over or affecting the Relevant Shares and no claim has been made by any person to be entitled to any such Encumbrance.

2.4	Other than pursuant to the ABRY Investment Documents (which shall be terminated in accordance with the terms of this Agreement) there are no agreements or commitments outstanding which call for the issue of any shares, loan stock, debentures or other securities of the Company or accord to any person the right to call for the issue of any such shares, loan stock, debentures or other securities.

Part B

Warranties from the Ordinary Shareholder

1.	GROUP STRUCTURE AND AUTHORITY

1.1	The Shares constitute the entire allotted and issued share capital of the Company and are fully paid up.

1.2	Part B of Schedule 2 (The Group) lists all the Subsidiaries, each of which is a wholly-owned subsidiary of the Company. The particulars of the Subsidiaries set out in Part B of Schedule 2 (The Group) are accurate in all respects.

1.3	The entity identified in Part B of Schedule 2 (The Group) as the holder of the shares in a Subsidiary is the legal and beneficial owner of such shares which constitute the entire allotted and issued share capital of such Subsidiary, each of which is fully paid.

1.4	The shares in each Subsidiary are free from all Encumbrances and there is no agreement or commitment to give or create any Encumbrance over or affecting the shares of any Subsidiary and no claim has been made by any person to be entitled to any such Encumbrance.

1.5	There are no agreements or commitments outstanding which call for the issue of any shares or debentures in or other securities of any Subsidiary or accord to any person the right to call for the issue of any such shares, debentures or other securities.

1.6	No Group Company owns any debt or equity interests in any person or issuer other than the Company’s equity interests in each of the Subsidiaries listed in Part B of Schedule 2.

1.7	No Group Company acts or carries on business in partnership with any other person or is a party to any joint venture agreement or any other agreement under which it is to participate with any other person in any business.

1.8	No Group Company is a member of any corporate or unincorporated body, undertaking or association.

1.9	No Group Company is a party to any voting agreements, trusts, shareholder agreements, pledge agreements, buy-sell agreements or agreements containing rights of first refusal or pre-emptive rights, other than the Shareholders Agreement dated 1 August 2011 and made between, inter alia, the Company and the Sellers.

1.10	No Group Company has any branch, agency, place of business or permanent establishment outside its jurisdiction of incorporation.

1.11	No Group Company is resident within the United Kingdom, the Channel Islands or the Isle of Man and at any time during the ten (10) years prior to the date of this Agreement has: (i) had equity share capital which has been admitted to the Official List of the UK Listing Authority; or (ii) published dealings in its equity share capital in a newspaper on a regular basis for a continuous period of at least six (6) months; or (iii) had equity share capital which has been subject to a marketing arrangement as described in s.693(3) Companies Act 2006 (e.g. their shares have been dealt in on AIM, PLUS or the Professional Securities Market); or (iv) filed a prospectus for the issue of equity share capital with the UK Registrar.

1.12	The execution, delivery and performance by the Sellers of the Seller Documents will not constitute a breach of any laws or regulations in any relevant jurisdiction or result in a breach of or constitute a default under (i) any provision of the articles of association or equivalent constitutional documents of any Group Company; (ii) any order, judgment or decree of any court or governmental authority by which any Group Company is bound; or (iii) any agreement or instrument to which any Group Company is a party or by which it is bound.

1.13	No Group Company is or will be required to give any notice to or make any filing with or obtain any permit, consent, waiver or other authorisation from any governmental or regulatory authority or other person in connection with the execution, delivery and performance of the Seller Documents.

2.	CONSTITUTIONAL AND CORPORATE MATTERS

2.1	Each Group Company has been duly incorporated or formed and is validly existing and in good standing under the laws of its place of incorporation or formation.

2.2	The copies of the articles of association or equivalent constitutional documents of each Group Company, all of which have been provided to the Purchaser or the Purchaser’s Solicitors, are complete and accurate in all respects and copies of all the resolutions and any other documents required under the laws of any applicable jurisdiction to be annexed or incorporated are annexed or have been incorporated.

2.3	The articles of association or equivalent constitutional documents fully set out the rights and restrictions attaching to the shares (including the Shares) of each Group Company to which they relate.

2.4	All documents required to be delivered by any Group Company to the UK Registrar (or equivalent authority and in accordance with the laws of any applicable jurisdiction) are complete and accurate in all respects and have been properly delivered.

2.5	The statutory books of each Group Company have been properly kept, are up-to-date and contain complete and accurate details of all matters required by applicable laws to be entered in them. No notice or indication that any of them is incorrect or should be rectified has been received.

3.	INFORMATION

3.1	The information contained in (i) this Agreement; (ii) the Disclosure Letter (including the information included in such letter as being Disclosed such as written responses to queries raised by the Purchaser and the title information supplied with respect to the Properties); and (iii) the Data Room is accurate in all material respects and not misleading.

3.2	There are no omissions from the Disclosure Letter which, if included and Disclosed, might reasonably be expected to affect the willingness of the Purchaser to purchase the Shares on the terms of this Agreement save for facts and matters likely to affect to a similar extent generally all companies carrying on similar businesses.

3.3	The information given by or on behalf of the Sellers to or on behalf of the Purchaser during negotiations for this Agreement was and remains true and accurate in all material respects and not misleading.

4.	CONTRACTS

4.1	In this paragraph 4 references to “contract” include any arrangement, obligation, understanding or commitment, and references to “material” shall mean material to the business, prospects, profits or assets of any Group Company.

4.2	Save as Disclosed and excluding all agreements for lease, leases, construction agreements and service agreements, no Group Company is a party to any contract which:

(a)	is of a revenue or expenditure nature in an amount in excess of thirty thousand pounds (£30,000) per annum; or

(b)	is a material contract; or

(c)	is of an unusual or exceptional nature or is not in the ordinary course of business; or

(d)	is for a two (2) year duration or longer or is of a length which significantly exceeds what is normal for such contracts; or

(e)	can be terminated upon a change in the direct or indirect ownership or control of that Group Company or whose terms, in the event of such a change of ownership or control, are different from those which apply prior to such event; or

(f)	cannot readily be performed by it on time except with undue effort or unusual expenditure; or

(g)	restricts its freedom to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit, or is a party to any agency, distribution, franchise, licensing, management or joint venture agreement.

4.3	No Group Company is a party to or has any liability (actual or contingent, present, past or future) under any contract, agreement, debt instrument, quasi-debt instrument, guarantee, indemnity or letter of credit, or any leasing, rental, hire purchase, credit sale or conditional sale agreement or any instrument similar in nature.

4.4	Except for (i) any guarantee or warranty implied by law; and (ii) the Property and Construction Agreements, no Group Company has given any indemnity, guarantee, warranty, or made any representation in respect of goods or services supplied or to be supplied.

4.5	Each of the contracts to which a Group Company is a party is in full force and effect. No Group Company is in breach of any such contract nor has any allegation of any breach or invalidity been made or received by any Seller or any Group Company. No notice of termination of any such contract has been served or received by any Seller or any Group Company, there are no grounds for the determination, rescission, avoidance or repudiation of any such contract and no allegation of such a thing has been made or received by any Seller or any Group Company.

4.6	No Group Company is or, within the past six (6) years has been, a party to a contract which is, or was, not entirely of an arm’s length nature and no Group Company has transferred or has agreed to transfer any assets except at market value.

5.	TERMS OF TRADE

5.1	No substantial customer or supplier of any Group Company (being a customer or supplier which accounts for five per cent. (5%) or more of such Group Company’s annual custom or supply, as the case may be) has during the twelve (12) months immediately preceding the date of this Agreement ceased, reduced or indicated an intention to cease or reduce, changed the terms of or indicated an intention to change the terms of, its trading with or supplying to such Group Company.

5.2	No Group Company carries on business under any name other than its own corporate name.

5.3	No Group Company has offered price reductions, discounts or allowances on leases or services or provided any leases or services at less than cost.

6.	COMPLIANCE WITH LAWS

Each Group Company has, at all times, conducted its business in compliance with all applicable laws and regulations in each country in which its business is or has been carried on.

7.	ANTI-BRIBERY AND IMPROPER PAYMENTS

7.1	No Group Company and, with respect to the Business, no member of the Retained Group nor, so far as Glen Moar is aware, any of its or their respective directors, officers, employees, agents, representatives or other persons associated with, performing a service for or otherwise acting for or on behalf of it or them (each, an “Associated Person”) has, in connection with the Business:

(a)	breached or contravened any Anti-Bribery Laws or any applicable anti- money laundering law, rule or regulation or any books and records offences relating directly or indirectly to a bribe; or

(b)	without limiting the generality of the foregoing, directly or indirectly:

(i)	offered, promised, or given a financial or other advantage to another person intending the advantage to induce or reward improper performance of a relevant function or activity, or where acceptance of the advantage itself constituted such improperness; or

(ii)	requested, agreed to, or accepted a financial or other advantage, and in consequence intended to induce improper performance, or where a request, agreement, or acceptance of an advantage itself has amounted to improper performance, or where the advantage has been paid as a reward for, or in anticipation of, or as a consequence of, the improper performance; or

(iii)	failed to prevent bribery by Associated Persons in order to obtain or retain business or a business advantage; or

(iv)	offered, promised, or given a financial or other advantage to a foreign public official (an “Official”) or another with intent to influence the Official in his official capacity and to obtain or retain business, or a business advantage, including, without limitation, making or receiving any bribe, rebate, pay-off, influence payment, kick-back or other contribution or gifts contrary to Anti-Bribery Laws.

7.2	Each Group Company maintains and regularly keeps under review on an ongoing basis adequate written anti-corruption procedures and internal accounting controls which are designed to ensure compliance by the relevant Group Company and its respective directors, officers and employees with all Anti-Bribery Laws.

7.3	Neither the Seller, nor any other member of the Retained Group, nor any Group Company has retained any intermediaries, representatives or other agents to act on their behalf in connection with the Business or any Group Company without first conducting a due diligence review with respect to such proposed intermediary, representative or other agent.

8.	LICENCES

8.1	All licences, consents and other authorisations required by each Group Company for or in connection with its business (the “Licences”) are listed in the Disclosure Letter.

8.2	Each Licence is in full force and effect, is not subject to any onerous conditions, is not limited in duration and there are no grounds for the revocation or non-renewal of any Licence.

8.3	The change of control of the Group Companies pursuant to the sale and purchase of the Shares will not result in the revocation, termination or modification of any Licence.

8.4	So far as Glen Moar is aware, each Group Company has all necessary licences, consents, permissions and other authorisations necessary for the operation of the Business.

9.	ASSETS

9.1	All assets (excluding the Properties) used by any Group Company for or in connection with its business, or which are required for the continuation of the Business as it is currently conducted are legally and beneficially owned by a Group Company.

9.2	The facilities and services to which each Group Company has a contractual right include all facilities and services which are required for the continuation of the Business as it is currently conducted.

9.3	All assets referred to in paragraph 9.1 are free from all Encumbrances and there is no agreement or commitment to create any Encumbrance and no claim has been made by any person to be entitled to any such Encumbrance.

9.4	All assets referred to in paragraph 9.1 are included in the Accounts except for an asset acquired, sold, realised or applied in the ordinary course of business since the Accounts Date, details of each of which are set out in the Disclosure Letter. Each asset (excluding the Properties) capable of possession is in the possession of a Group Company.

9.5	No Group Company has agreed to acquire any asset (excluding the Properties) on terms that ownership of such asset does not pass until full payment is made.

9.6	All plant and machinery (including fixed plant and machinery), vehicles and office equipment used by any Group Company in connection with its business are in good repair and condition, are properly maintained and fully serviceable and are capable of being used safely and efficiently in connection with the business of the relevant Group Company.

9.7	The list of plant and machinery, vehicles and office equipment of each Group Company which has been provided to the Purchaser is a complete and accurate record of the plant, machinery, vehicles and office equipment owned or used by it.

10.	FINANCE ARRANGEMENTS

10.1	The name and address of each bank with which each Group Company maintains a bank account together with full details of each account (including the account name and number, all authorities and mandates, standing orders and direct debits) are set out in the Disclosure Letter.

10.2	No payment has been made out of any of the bank accounts except for routine payments in respect of trading in the ordinary course of business.

10.3	Full details of all overdraft, loan and other financial facilities of each Group Company (including the amounts and terms of all borrowings) are set out in the Disclosure Letter (the “Existing Facilities”).

10.4	The amount borrowed by each Group Company under the Existing Facilities does not exceed the amount stated in the relevant financial facility and the total amount borrowed by each Group Company does not exceed any limitations on the borrowing powers set out in its memorandum and articles of association or equivalent constitutional documents.

10.5	Except in relation to the Property and Construction Agreements, no guarantee, indemnity, mortgage, charge, pledge, lien, debenture, hypothecation, assignment, novation, transfer of rights or title, deposit or other security agreement or arrangement has been given by or entered into by any Group Company or third party in respect of any obligations of any Group Company (including, without limitation, in respect of borrowings) or in respect of the indebtedness or obligations or otherwise of any other person other than with respect to the Existing Facilities as set out in the Disclosure Letter.

10.6	Except for the Existing Facilities, no Group Company has outstanding any financial indebtedness, borrowing, loan, loan capital or debt obligation of whatsoever nature (including, without limitation, any fee or similar instrument or liability) or has incurred or agreed to incur any financial indebtedness, borrowing, loan, loan capital or debt obligation of whatsoever nature (including, without limitation, any fee or similar instrument or liability) which it has not irrevocable and unconditionally repaid, discharged or satisfied, in each case, in full, or any liability (actual or contingent, present, past or future) of whatsoever nature under any contract, agreement, debt instrument, quasi-debt instrument, guarantee, indemnity or letter of credit or any leasing, rental, hire purchase, credit sale or conditional sale agreement or any instrument similar in nature.

10.7	No Group Company has lent or agreed to lend any money which has not been repaid to it and there are no debts owing to any Group Company other than debts that have arisen in respect of trading and in the ordinary course of business, each of which is recoverable in full when it falls due.

10.8	No event which is, or which may become or result in, an event of default or potential event of default or a breach of the terms of the Existing Facilities or any financial indebtedness, borrowing, loan, loan capital or debt obligation of whatsoever nature of any Group Company has occurred or so far as Glen Moar is aware, been alleged and no change in the direct or indirect ownership or control of any Group Company will or may result in such an event of default or breach.

11.	GRANTS AND ALLOWANCES

No Group Company has applied for or received any grant, subsidy or allowance from any government department or other body.

12.	POWERS OF ATTORNEY

No Group Company has given any power of attorney or other authority (express, implied or ostensible) which is still in force to any person to enter into any contract or commitment on its behalf.

13.	ARRANGEMENTS WITH RETAINED GROUP

13.1	No indebtedness (actual or contingent) and no contract or arrangement is outstanding between any Group Company and any member of the Retained Group or any person connected with any such member.

13.2	No member of the Retained Group or any person connected with any member of the Retained Group has any interest (direct or indirect) in any business which competes or is likely to compete with any business presently carried on by any Group Company. No member of the Retained Group intends to acquire any such interest.

13.3	No member of the Retained Group or any person connected with any member of the Retained Group is entitled to a claim of any nature against any Group Company or has assigned such right to any other person.

14.	LITIGATION AND INVESTIGATIONS

14.1	No Group Company is engaged in or in the six (6) years prior to the date of this Agreement has been engaged in, or is proposing to engage in any litigation, arbitration, mediation or other legal proceedings (whether as plaintiff, defendant or otherwise), no litigation, arbitration, mediation or other legal proceedings are pending or threatened and no written notice has been received by any Group Company with respect to any such litigation, arbitration, mediation or other legal proceedings. So far as Glen Moar is aware, there are no circumstances likely to give rise to any such proceedings.

14.2	No Group Company is the subject of any investigation, enquiry or enforcement proceedings by any governmental or other body, no investigations, enquiries, or enforcement proceedings are, so far as Glen Moar is aware, pending or threatened and there are no circumstances likely to give rise to any such investigation, enquiry or enforcement proceedings. No Group Company has received any written notice with respect to any such pending or threatened investigations, enquiries, or enforcement proceedings.

14.3	No director or employee (in each case, past or present) of any Group Company is engaged in or subject to any of the matters referred to in paragraphs 14.1 and 14.2 for which any Group Company may be liable.

14.4	No Group Company is affected by any existing or pending judgments or rulings, orders or decrees of any court or governmental authority or any expert determination or arbitration proceedings.

14.5	No Group Company has committed, nor is liable for, any illegal or unauthorised act or breach of any obligation or duty however arising and no notification has been received that any investigation or enquiry into any such act or breach is being or will be made.

15.	INSURANCE

15.1	Each Group Company has maintained full indemnity insurance cover against all risks that are lawfully and contractually required to be covered and otherwise deemed necessary by the Sellers, complete and accurate written particulars of each of which have been provided to the Purchaser.

15.2	All of the insurance policies are in full force and effect, none are void or voidable, no claims are outstanding, no event has occurred which might give rise to any claim and all premiums due and payable have been paid. No change in the direct or indirect ownership or control of any Group Company will or may entitle any insurer to terminate any such insurance policy.

15.3	During the two (2) years immediately preceding the date of this Agreement no individual insurance claim in excess of fifty thousand pounds (£50,000) has been made by any Group Company.

16.	INSOLVENCY

16.1	No Group Company is insolvent or unable to pay its debts within the meaning of the Insolvency Act 1986 (or under the insolvency laws of any jurisdiction applicable to such Group Company) or has stopped paying its debts as they fall due.

16.2	No order has been made or resolution passed for the winding up of any Group Company and no provisional liquidator has been appointed. So far as Glen Moar is aware, no petition has been presented and no meeting has been convened for the purposes of winding up any Group Company and no voluntary arrangement has been proposed. No Group Company has become subject to any analogous proceedings or arrangements under the laws of any applicable jurisdiction.

16.3	No administrator, administrative receiver or any other receiver or manager has been appointed by any person in respect of any Group Company or all or any of its assets and no steps have been taken to initiate any such appointment. No analogous appointments have been made or initiated under the laws of any applicable jurisdiction.

17.	ACCOUNTS

17.1	The Accounts have been prepared in accordance with the accounting principles and practices generally accepted in the United Kingdom at the Accounts Date comprising UK Accounting Standards. The accounting principles and practices adopted in the preparation of the Accounts are consistent with those adopted by companies carrying on business similar to the business of the respective Group Companies.

17.2	No change has been made to the accounting policies or to any other accounting treatment including, for the avoidance of doubt, any estimation techniques as defined by FRS 18, of any Group Company for at least three (3) years prior to the Accounts Date.

17.3	The Accounts are complete and accurate in all respects and gave a true and fair view of the assets, liabilities, financial position and profit or loss of each Group Company and of the Group as a whole at the respective Accounts Date. For the purposes of this paragraph 17.3 in respect of each Group Company which is not incorporated in the United Kingdom, the words “true and fair” shall be substituted with the equivalent terminology applicable under local auditing or statutory regulations to denote accounts in respect of which an unqualified auditor’s certificate has been given.

17.4	The Accounts include full provision for all bad and doubtful debts, obsolete or slow moving stock and the Accounts state accurately all liabilities and the value of all assets.

17.5	The depreciation and amortisation rates adopted in the Accounts are sufficient to ensure that the assets are written down to nil by the end of their useful economic lives.

17.6	The Accounts are not affected by any unusual or non-recurring item or by any other factor that makes the Accounts unusual or misleading in any respect.

17.7	At the Accounts Date no Group Company had any other liability (whether actual, contingent, unquantified or disputed) or outstanding capital commitment which is not fully disclosed or fully provided for in the Accounts.

17.8	The accounting and other records of each Group Company are up-to-date and have been fully, properly and accurately maintained and are in the possession of the relevant Group Company.

17.9	The Management Accounts have been prepared on a basis consistent with the management accounts of the Company and each Subsidiary prepared in the two (2) years immediately preceding the date of this Agreement, with all due care and attention and in accordance with the same accounting policies and accounting treatment as the Accounts. The Management Accounts give a fair view of the assets, liabilities and profit or loss and cash flow of each Group Company and of the Group as a whole and are not inaccurate or misleading in any respect.

18.	EVENTS SINCE THE ACCOUNTS DATE

18.1	Since the Accounts Date:

(a)	the business of each Group Company has been conducted in the ordinary course;

(b)	there has been no adverse change in the financial or trading position or prospects of any Group Company;

(c)	no asset has been acquired or disposed of nor has there been any agreement to acquire or dispose of any such asset;

(d)	no liability (actual or contingent) has been incurred or has arisen which is either unquantifiable or of an amount in excess of ten thousand pounds(£10.000);

(e)	no dividend or other distribution has been, or has agreed to be, declared, made or paid by any Group Company; and

(f)	no Group Company has borrowed or raised any money and no capital expenditure has been incurred.

18.2	All book debts contained in the Accounts have been realised for an amount not less than that stated in the Accounts, no debts or other receivables have been factored, sold or agreed to be sold and no indication has been received that any debt owing to any Group Company is bad or doubtful.

18.3	There are no liabilities, obligations or commitments of any Group Company that would be required to be reflected on, or in the notes to, an audited consolidated balance sheet of the Group as at the date of this Agreement and at Completion prepared on the same bases as the Accounts.

19.	Taxation

For the purposes of this paragraph 19:

“CAA”	means the Capital Allowances Act 2001;

“CTA 2009”	means the Corporation Tax Act 2009;

“CTA 2010”	means the Corporation Tax Act 2010;

“ICTA”	means the Income and Corporation Taxes Act 1988;

“ITA”	means the Income Tax Act 2007;

“ITEPA”	means the Income Tax (Earnings and Pensions) Act 2003;

“ITTOIA”	means the Income Tax (Trading and Other Income) Act 2005;

“TCGA”	means the Taxation of Chargeable Gains Act 1992;

“TIOPA”	means the Taxation (International and Other Provisions) Act 2010;

“VATA”	means the Value Added Tax Act 1994;

Compliance and Liabilities

19.1	Taxation Liabilities

(a)	All liabilities of each Group Company for Tax as at the Accounts Date are fully provided for in the Accounts and all Tax for which each Group Company is liable or for which each Group Company is liable to account has been duly paid to the relevant Tax Authority (insofar as it ought to have been paid) and without limitation each Group Company has made all such deductions and retentions that it was obliged or entitled to make and has accounted in full to the appropriate authority for all amounts so deducted and retained.

(b)	The amount of the provision for deferred Tax in respect of each Group Company contained in the Accounts was, at the Accounts Date, fully in accordance with generally accepted accountancy practices in the jurisdiction in which the relevant Group Company files its Accounts.

(c)	If all facts and circumstances which are now known to any Group Company or the Seller had been known at the time the Accounts were drawn up, the provision for deferred Tax that would be contained in the Accounts would be no greater than the actual provision contained in the Accounts.

19.2	Tax Events Since the Accounts Date

(a)	Since the Accounts Date

(i)	no Group Company has declared, made or paid any distribution;

(ii)	no Tax accounting period of any Group Company has ended;

(iii)	there has been no disposal of any asset (including trading stock) or supply of any service or business facility of any kind (including a loan of money or the letting, hiring or licensing of any property whether tangible or intangible) in circumstances where the consideration actually received or receivable for such disposal or supply was less than the consideration which could be deemed to have been received for Tax purposes;

(iv)	no event has occurred which will give rise to a Tax liability on any Group Company calculated by reference to deemed (as opposed to actual) income, profits or gains or which will result in any Group Company becoming liable to pay or bear a Tax liability directly or primarily chargeable against or attributable to another individual partnership or company;

(v)	no disposal has taken place or other event occurred which will or may have the effect of crystallising a liability to Taxation which should have been included in the provision for deferred Taxation contained in the Accounts if such disposal or other event had been planned or predicted at the Accounts Date;

(vi)	no Group Company has made or incurred any obligation to make a payment of a revenue nature which will not be:

(A)	deductible in computing (a) trading profits for the purposes of corporation tax or (b) income or profits for the purposes of income tax;

(B)	deductible as a management expense of a company with investment business;

(C)	deductible as a loan relationship debit in accordance with the provisions of Chapter 3 (The Credits and Debits to be Brought into Account: General) of Part 5 (Loan Relationships) CTA 2009; or

(D)	deductible as an annual payment; and

(vii)	no Group Company has made or incurred any obligation to make a payment of a capital nature other than any such payment or obligation made or incurred in respect of the acquisition of capital assets in the ordinary course of business of any Group Company which are used for the purposes of the business of such Group Company as carried on at the Accounts Date.

19.3	Tax Returns

All returns required to be submitted, all information required to be supplied, all records required to be kept, and all notices and payments required to be made, by each Group Company in each case for the purposes of Taxation have been submitted, supplied, kept or made punctually on a proper basis and are correct and there are not, and so far as Glen Moar is aware, there are not likely to be, any disputes or enquiry whatsoever in respect thereof with any Taxation Authority.

19.4	Altering Existing Arrangements

No Group Company has taken any action which has had or might have the result of altering, prejudicing or in any way disturbing any written arrangement or agreement which it has previously negotiated with any relevant Taxation Authority.

Each Group Company has received approval (which continues to be effective) from HM Revenue & Customs under the “Non-Resident Landlord Scheme” to receive United Kingdom rental income with no tax deducted or withheld at source.

19.5	Penalties and Interest

No Group Company has within 6 (six) years of the date of this Agreement paid or become liable to pay nor are there any circumstances by virtue of which any Group Company is likely to become liable to pay, any penalty, fine, surcharge or interest in connection with any Tax.

19.6	Concessions and Arrangements

The amount of Tax chargeable on each Group Company during any accounting period ending on or within the 6 (six) years before the Accounts Date has not depended on any concessions, agreements or other formal or informal arrangements with any Taxation Authority.

19.7	Transactions Requiring Clearance or Consent

Any application for clearance or consent made by any Group Company or on behalf or affecting any Group Company has been made and obtained on the basis that all particulars furnished to any Taxation Authority constituted full and accurate disclosure to that Taxation Authority of all relevant material facts and considerations and any transaction for which clearance or consent was obtained has been carried into effect only in accordance with the terms of the relevant clearance or consent.

19.8	Investigation

No Group Company has within 6 (six) years of the date of this Agreement been the subject of an investigation, audit or visit by or involving any Taxation Authority and, so far as Glen Moar is aware, there are no circumstances existing which make it likely that such an investigation, audit or visit will be made.

PAYE & NI – Employees

19.9	Operation of PAYE System

Each Group Company has properly operated the pay as you earn and national insurance systems deducting and accounting for Tax and maintaining records as required by law.

Anti- Avoidance

19.10	Ramsay Principle

No Group Company has been involved in any scheme, arrangement, transaction or series of transactions in which any step or steps which have no commercial purpose have been inserted.

19.11	Notifiable arrangements and schemes

No Group Company has entered into any notifiable arrangements for the purposes of Part 7 of the Finance Act 2004 or any notifiable schemes for the purposes of Schedule 11A to VATA.

Value Added tax

19.12	Registration

Each Group Company is a registered and taxable person for the purposes of VAT and such registration is not subject to any conditions imposed by or agreed with HM Revenue & Customs or any other Tax Authority.

19.13	VAT Group

No Group Company has ever been treated for the purposes of VAT as a member of a VAT group registration for the purposes of Section 43 (Groups of Companies) VATA, no application for any Group Company to be so treated has been made and no direction has been given or is likely to be given by HM Revenue & Customs under Schedule 9A (Anti-Avoidance Provisions: Groups) VATA as a result of which any Group Company would be treated for the purposes of VAT as a member of a group.

19.14	Compliance

Each Group Company has complied with all statutory provisions, rules, regulations, orders and directions concerning VAT including the making on time of correct and accurate returns and payments, and the keeping of correct and accurate and up to date records and documents and no Group Company has incurred any fines penalties or interest in relation to VAT and no Group Company has been given any penalty liability notice pursuant to Section 64 (Repeated Misdeclarations) VATA, any surcharge liability notice pursuant to Section 59 (Default Surcharge) or Section 59A (Default Surcharge: Payments on Account) VATA, or any written warning within Section 76(2) VATA.

19.15	Option to Charge VAT on Supplies by the Group

(a)	The Disclosure Letter contains full particulars of all options to tax made or agreed to be made under Schedule 10 (Buildings and Land) VATA in respect of any property in which any Group Company has any interest by:

(i)	a Group Company; or

(ii)	any person in relation to which any Group Company is or has been a relevant associate as defined in paragraph 3 of Schedule 10 VATA.

(b)	In respect of each option to tax referred to in paragraph 19.15(a):

(i)	any written notification required to be given under paragraph 20 Schedule 10 VATA has been delivered to HM Revenue & Customs or any other Tax Authority;

(ii)	any prior permission for such option to tax required under paragraph 28 Schedule 10 VATA has been delivered to HM Revenue & Customs or any other Tax Authority;

(iii)	no such option to tax has been revoked under any of paragraph 22, 23, 24 or 25 of Schedule 10 VATA; and

(iv)	such option to tax has not been rendered ineffective by the provisions of paragraphs 5 to 12 of Schedule 10 VATA.

(c)	No Group Company is a party to, nor has any Group Company agreed to become a party to, any lease, tenancy or licence in the case of which, under its terms or by statute, any Group Company is or may be prevented from making an election to waive exemption from VAT under Schedule 10 VATA or from charging any amount in respect of VAT in addition to any rent, licence fee or other payments due.

(d)	No tenant with whom a Group Company has entered into any Lease (or agreement for lease) has made, or will prior to Completion make or be obliged to make, any payment to that Group Company in respect of construction work pursuant to any Lease (or agreement for lease) prior to completion of such works, where that tenant would not be occupying the relevant Property wholly, or substantially wholly, for eligible purposes as defined in paragraph 16 of Schedule 10 to the Value Added Tax Act 1994.

19.16	Capital Goods Scheme

The Disclosure Letter sets out full details of any assets of each Group Company which are capital items for the purposes of Part XV (Adjustments to the Deduction of Input Tax on Capital Goods) Value Added Tax Regulations 1995 together with, in relation to each such asset, details of:

(a)	the date of commencement of the first adjustment interval;

(b)	the total amount of input tax attributable to the asset which may be subject to adjustments; and

(c)	the amounts of any adjustments to input tax made at the end of the first and any subsequent adjustment intervals.

Capital Allowances

19.17	Book Cost and Tax Cost

The Disclosure Letter sets out full details of any balancing charge under the CAA (or other legislation relating to any capital allowances) that would be made on each Group Company on the disposal of any pool of assets (that is to say all those assets expenditure relating to which would be taken into account in computing whether a balancing charge would arise on a disposal of any other of those assets) or of any asset not in such a pool, on the assumption that the disposals are made on the Accounts Date for a consideration equal to the book value shown in or adopted for the purpose of the Accounts for the assets in the pool or (as the case may be) for the asset.

19.18	Qualifying Expenditure

All expenditure which each Group Company has incurred or may incur under any subsisting commitment on the provision of machinery or plant has qualified or will qualify (if not deductible as a trading expense of the trade carried on by such Group Company) for writing-down allowances or first year allowances under Part 2 (Plant and Machinery Allowances) CAA in relation to that Group Company.

19.19	Short Life Assets

No Group Company has made any election under Section 83 (Meaning of “short-life” asset) CAA nor is any Group Company taken to have made such an election under Section 89 (Disposal to connected person) CAA.

Capital Gains

19.20	Book Cost and Tax Cost

If each of the capital assets of each Group Company was disposed of at Completion for a consideration equal to the book value of that asset in, or adopted for the purpose of, the Accounts no chargeable gain or allowable loss would arise, disregarding for this purpose any relief or allowances available to any Group Company other than amounts falling to be deducted from the consideration received under Section 38 (Acquisition and Disposal Costs) TCGA.

19.21	Acquisitions Other Than at Arm’s Length

There are set out in the Disclosure Letter full and complete particulars (including cost) of each asset of each Group Company (except trading stock and work in progress) that was acquired by such Group Company at any time:

(a)	by transfer from any other company then belonging to the same group of companies as a Group Company within the meaning of Section 170 (Groups of Companies) TCGA; or

(b)	otherwise than by way of bargain at arm’s length.

Distributions and Other Payments

19.22	Interest Treated as Distribution

No securities (within the meaning of Section 1117 CTA 2010 issued by any Group Company and remaining in issue at the date of this Agreement were issued in such circumstances that the interest payable on such security or any part thereof falls or could fall to be treated as a distribution under Part 23 (Company Distributions) CTA 2010.

19.23	Loan Relationships

All interest, discounts and premiums payable by any Group Company in respect of its loan relationships (within the meaning of Part 5 (Loan Relationships) CTA 2009) are capable of being brought into account by such Group Company as a debit for the purposes of that Part as and to the extent that they are from time to time recognised in the relevant Group Company’s accounts (assuming that the accounting policies and methods adopted for the purpose of the Accounts continue to be so adopted).

Residence and Overseas Trade etc.

19.24	Residence

Each Group Company is and has since incorporation been resident solely in the jurisdiction in which it is incorporated for the purposes of Taxation and no Group Company is or has ever been liable for Tax in any other jurisdiction or has or has ever had a permanent establishment in any other jurisdiction.

19.25	Non-Arm’s Length Transactions

(a)	No Group Company is or has been a party to any transaction or arrangement under which the actual provision that has been made or imposed between such Group Company and any other person by means of a transaction or series of transactions differs from the provision which would have been made as between independent enterprises acting at arm’s length.

(b)	In relation to each transaction or arrangement into which any Group Company has entered with a party with which it was connected, the relevant Group Company has full contemporaneous documentary evidence of the process used to establish that arm’s length terms applied.

Stamp Duty and Stamp Duty Land Tax

19.26	Documents Duly Stamped

(a)	All documents in the possession or under the control of each Group Company to which such Group Company is a party and which attract stamp duty have been properly stamped.

(b)	The share register of each Group Company not incorporated in the United Kingdom is and has at all time been maintained outside the United Kingdom.

(c)	Neither the entering into this Agreement nor Completion will result in the withdrawal of any relief from stamp duty or stamp duty land tax granted on or before Completion which will affect any Group Company.

Property

19.27	No Trading Stock

Each Group Company holds the Properties as investments and not as assets to be realised in the course of any trade, nor acquired or developed with the sole or main object of realising a gain from disposal.

19.28	Sale and Lease Back

No Group Company has entered into any transaction to which the provisions of Chapter 2 (New Lease of Land After Assignment or Surrender) of Part 19 CTA 2010 have been or could be applied.

Real Estate Investment Trust

19.29	Lease Terms

(a)	No amount payable under any lease is based, in whole or in part, on the income or profits of any person.

(b)	With respect to each lease from which any amount payable is attributable to personal property: (i) such personal property has been leased in connection with a lease of real property pursuant to such lease; and (ii) the rent attributable to personal property has been less than fifteen per cent. (15%) of the total rent received or accrued under the lease.

19.30	Entity Status

(a)	No Group Company is a “controlled foreign corporation” within the meaning of Section 957(a) of the United States Internal Revenue Code of 1986, as amended.

(b)	No entity classification election pursuant to United States Treasury Regulations Section 301.7701-3 has been filed with respect to any Group Company.

20.	Intellectual Property, Confidential Information, Information Technology and Data Protection

Registered Intellectual Property

20.1	Schedule 9 of the Disclosure Letter contains a complete and accurate list of the Registered Intellectual Property.

20.2	All registration, renewal and other maintenance fees in respect of the Registered Intellectual Property have been paid in full.

20.3	The Registered Intellectual Property is not being opposed, nor is any third party seeking its invalidation or revocation. Neither the Sellers nor a Group Company has received notice of any opposition to the grant of, or notice of any legal proceedings or claims relating to, any Registered Intellectual Property.

20.4	All Registered Intellectual Property is registered in the name of a Group Company and is valid and enforceable and there has been no act or omission by a Group Company that would jeopardise its validity, subsistence or enforceability.

Business Intellectual Property

20.5	All Business Intellectual Property is legally and beneficially owned by a Group Company, free from all Encumbrances and there is no agreement or commitment to give or create any Encumbrance over or affecting the Business Intellectual Property and no claim has been made by any person to be entitled to any such Encumbrance.

20.6	No Group Company has received notice of any legal proceedings, claims or complaints instituted against it in relation to any Business Intellectual Property. The use by a Group Company of the Business Intellectual Property does not infringe the Intellectual Property of any third party.

20.7	No Group Company has issued any notice of any legal proceedings, claims or complaints against a third party regarding the infringement of the Business Intellectual Property. No third party has infringed the Business Intellectual Property and so far as Glen Moar is aware no third party is infringing the Business Intellectual Property.

20.8	Schedule 10 of the Disclosure Letter contains a complete and accurate list of all licences granted to a Group Company relating to the Business Intellectual Property (the “Business IP Licences”).

20.9	Schedule 11 of the Disclosure Letter contains a complete and accurate list of all licences granted by a Group Company relating to the Business Intellectual Property (the “Outgoing Licences”).

20.10	The Sellers have delivered to the Purchaser true and complete copies of all of the Business IP Licences and the Outgoing Licences. All royalties and other payments due under such licences have been paid and no notice of a breach or default has been sent or received by a Group Company under any such licence that remains uncured nor, so far as Glen Moar is aware, is there any matter which would cause such a breach or default, including the acquisition of the Shares by the Purchaser.

20.11	No employee or former employee of a Group Company has any right to payment with respect to the use of, or any interest in any Business Intellectual Property. With the exception of Business Intellectual Property that is the subject of the Business IP Licences, (i) the Business Intellectual Property has been developed by employees of a Group Company acting in the course of their employment; or (ii) all consultants, contractors, and/or employees who have developed or who have contributed to the development of any Business Intellectual Property have assigned to a Group Company pursuant to a valid, legally binding, written assignment, any right, title, and interest in such Business Intellectual Property which did not automatically vest in a Group Company by virtue of any relevant law.

20.12	A copy of all Business Information required to continue the operation of the Business is in the possession of a Group Company.

20.13	The Business Intellectual Property is all the Intellectual Property required for the operation of the Business prior to, as at, and after the Completion Date.

Confidential Information

20.14	Each Group Company has at all times used commercially reasonable efforts to protect its trade secrets and confidential information in its possession and has not disclosed any trade secrets or confidential information to any third party except under written terms which provide full protection for such Group Company’s commercial interests.

IT Systems / IT Contracts

20.15	Schedule 12 Part 1 of the Disclosure Letter contains a complete list of all IT Systems.

20.16	Schedule 12 Part 2 of the Disclosure Letter contains a complete list of all IT Contracts.

20.17	All IT Systems and related data are owned legally and beneficially owned by a Group Company, and are not wholly or partly dependent on any facilities or services not under the exclusive ownership and control of that Group Company. All of the IT Systems are used exclusively by the Group Companies.

20.18	All the IT Contracts are valid and binding. None of the IT Contracts has been the subject of any breach or default or of any event which (with notice or lapse of time or both) would constitute a default, or is liable to be terminated or otherwise adversely affected by the transaction contemplated by this Agreement.

20.19	Each Group Company has in its possession or in its control the source code of all Software (except any such Software that is “shrink-wrapped” or commercially available off-the-shelf) used by it for the purposes of the Business and no other person has rights therein or rights to use or make copies of the Software or source code.

20.20	Each Group Company has complied with the terms of all licences in respect of open source software or any other third party software used for the purposes of the Business. No product manufactured, developed or otherwise created by a Group company incorporates any open source software or any other software, the licence in respect of which requires that Group Company to disclose the source code of such product to third parties, make such product available at no charge or relinquish any Intellectual Property in respect of such product.

Computer operation and maintenance

20.21

All IT Systems are in full working order, function in accordance with all applicable specifications, and have been and are being properly and regularly maintained and replaced. No part of the IT Systems has materially failed to function at any time during the five (5) years prior to the date of this Agreement. The IT Systems have not been used in such a way as would invalidate any manufacturer’s or supplier’s guarantee or warranty or entitle the provider of maintenance or support for the IT Systems to exclude, suspend or terminate those services.

20.22	All IT Services are being and have been provided in accordance with all applicable specifications.

20.23	Each Group Company has full and unrestricted access to and use of the IT Systems, and no third party agreements or consents are required to enable that Group Company to continue such access and use following Completion.

20.24	So far as Glen Moar is aware:

(a)	it is not necessary to incur any further expenditure on the modification, development, expansion or (save in the ordinary and usual course of business) replacement of the IT Systems; and

(b)	the present capacity of the IT Systems is sufficient in order to satisfy the requirements of each Group Company with regard to data processing, data storage and communications during the period ending three (3) years from the date of this Agreement.

20.25	No part of the IT Systems is or has been infected by any virus or other extraneously-induced malfunction, and no person has had unauthorised access to the IT Systems or any data stored thereon. Each Group Company operates documented procedures to avoid such infections and unauthorised access and also has in place adequate security measures and disaster recovery arrangements.

20.26	All data processed using the IT Systems and/or the IT Services has been regularly archived. Such archived copies have been properly stored and catalogued, and are available for inspection as required by a Group Company from time to time.

20.27	The Company has taken all steps necessary to ensure that the Business can continue in the event of a failure of the IT Systems (whether due to natural disaster, power failure or otherwise) and have in place a comprehensive and viable recovery plan which takes into account the needs of the Business.

Data Protection

20.28	Each Group Company has complied with all Data Protection Law, including, without limitation:

(a)	Each Group Company has, if so required by any Data Protection Law, a current entry in all relevant registers maintained by all applicable authorities established pursuant to Data Protection Law (“Supervisory Authority”), and particulars of the entry are set out in the Disclosure Letter.

(b)	Each Group Company has collected, obtained, processed, transferred, disclosed, and deleted personal data only in accordance with the terms of a privacy policy, which is attached to the Disclosure Letter.

(c)	Each Group Company has taken sufficient technical and organisational measures to protect data against accidental or unlawful destruction or accidental loss, alteration, unauthorised disclosure or access, in particular where the processing involves the transmission of data over a network, and against all other unlawful forms of processing ensure the security of information, whether the data is in manual or electronic form, and whether the data is stored on portable, fixed or virtual systems, including those hosted by third parties, and has taken steps to ensure the reliability of its employees or other personnel that have access to personal data (together the “Data Security Measures”). No Group Company has suffered a breach of the Data Security Measures that required notification to any Supervisory Authority or other third party.

(d)	Where any Group Company uses a third party to carry out the processing of personal data, the third party has provided sufficient guarantees in relation to Data Security Measures and is in compliance with those measures and there is in existence an enforceable written contract between such Group Company and such third party which complies with the requirements of Data Protection Laws.

(e)	Where any Group Company transfers or makes available personal data in the European Economic Area to jurisdictions outside the European Economic Area it complies with the requirements of the Data Protection Directive.

(f)	Each Group Company has complied with Data Protection Laws in respect of all electronic forms of direct marketing carried out by such Group Company or on its behalf, and does not permit, information to be placed on a web browser, smart phone or other terminal equipment without the prior consent of the relevant individual.

(g)	No Group Company has received any statutory notice, warrant or other communication from a Supervisory Authority alleging and/or enforcing non compliance with any Data Protection Law, or requesting an audit or compliance check relating to Data Protection Law, or requiring such Group Company to undertake an audit or compliance check or to change or delete any data or prohibiting the transfer of data to a third party or out of the European Union.

(h)	No individual has claimed or taken, or has a right to claim compensation or take action for breach of their rights under any Data Protection Law or pursuant to any contract entered into which requires compliance with Data Protection Law or Data Security Measures, or for loss or unauthorised disclosure of data.

(i)	Each Group Company has taken measures to ensure that the personal data it holds are adequate, relevant, not excessive and not kept longer than necessary in relation to the purpose for which they are processed, that they are accurate and where necessary, kept up to date.

21.	PROPERTY

General

21.1	The Properties comprise all the land and buildings owned, controlled, occupied or used by any Group Company or in which any Group Company has any right, interest or liability.

21.2	The information in respect of the Properties set out in Schedule 6 (Properties) is true, complete and accurate and not misleading in any respect.

Leases

21.3	Save as mentioned in Schedule 14 of the Disclosure Letter, there are no leases, agreements for lease, underleases, tenancies or licences affecting any of the Properties nor is there any agreement to grant the same.

21.4	All of the leases, agreements for lease, underleases, tenancies or licences detailed in Schedule 14 of the Disclosure Letter are valid, subsisting and in full force and effect.

Title

21.5	A Group Company has good and marketable title to each of the Properties and is the sole legal and beneficial owner of each Property, and all relevant deeds and documents are in its possession or under its control (except for those Properties subject to the mortgages or charges referred to in Schedule 5 of the Disclosure Letter, in which case they are held by the first named mortgagees or chargees).

21.6	No person has or claims a lien over any of the Properties or any relevant deeds or documents.

Outgoings

21.7	The Properties are not subject to the payment of any outgoings except non domestic rates other than the usual rates and taxes and, in the case of leaseholds, the rent and other outgoings (if any) specified in the leases under which the Leasehold Properties are held.

21.8	There is no outstanding liability for any rent, rates or taxes in respect of any of the Properties.

Fixtures and Fittings

21.9	All fixtures, fittings, plant and equipment at the Properties are the absolute property of the Group free from any Encumbrance.

Disputes

21.10	There are no current, contingent or anticipated notices, actions, disputes, complaints, liabilities, claims or demands relating to or in respect of the Properties or their use, nor are there any circumstances rendering any of the foregoing likely.

Planning Matters

21.11	The Properties and all uses of and developments on the Properties comply with all town and country planning legislation and any legislation intended to control or regulate the construction, demolition, alteration or use of land or buildings and any orders, regulations, consents or permissions made or granted under any of the same (the “Planning Legislation”).

21.12	No breach of any Planning Legislation, by-laws or building regulations has been committed in relation to the Properties and no notice has been issued or injunction granted or, so far as Glen Moar is aware, applied for in respect of any breach or alleged breach of any Planning Legislation, by-laws, building regulations or other relevant legislation.

Breach of Covenant

21.13	No Group Company is in breach of any covenant, restriction, stipulation or other obligation affecting any of the Properties or conduct of the business of any Group Company upon, the Properties, nor, so far as Glen Moar is aware, has any breach been committed by any person in occupation of or deriving title from any Group Company to any of the Properties for which any Group Company may be actually or contingently liable.

Contingent Liabilities

21.14	No Group Company is actually or contingently liable in relation to any freehold or leasehold property (whether as owner or former owner or as tenant or former tenant of any such property or as an original contracting party, or guarantor of any party, to any deed, document, lease or licence connected therewith) other than the Properties.

State of Properties

21.15	The Disclosure Letter gives particulars of every agreement, warranty or guarantee in relation to the construction of any building or other major works on any Property or any main alteration of, or addition to, any building on any Property which is in the course of construction or which was completed within the last six (6) years and no defect or other matter has arisen which would give rise to any claim by the Sellers or any Group Company under any such agreement, warrantee or guarantee.

Leasehold Properties

21.16	In relation to the Leasehold Properties:

(a)	all covenants, conditions and agreements contained in the relevant leases, on the part of the landlord and the tenant, have been complied with; and

(b)	there has been no complaint alleging any breach or any refusal to accept rent.

21.17	In respect of such of the Properties as are let or occupied otherwise than by the Group:

(a)	the tenants or other occupants have complied with the terms of their occupancy and no Group Company has had any cause to complain of breach;

(b)	all necessary consents have been duly obtained and registrations made with the landlord and any superior landlords;

(c)	no surety has been released, expressly or by implication;

(d)	no collateral assurances, side letters, undertakings or concessions have been made or given by or to any party to any such lease, tenancy, licence or agreement; and

(e)	there are no subsisting disputes between any Group Company and the tenants or other occupiers.

Replies to Enquiries

21.18	In relation to any enquiries made of the Sellers, any Group Company or the Seller’s Solicitor in respect of the Properties the replies to any enquiries are and remain complete and accurate and are not misleading;

22.	ENVIRONMENTAL

For the purposes of this paragraph 22:

“Environment” means all or any of the following media (alone or in combination): air (including the air within buildings and the air within other natural or man-made structures whether above or below ground); water (including water under or within land or in drains or sewers); soil and land and any ecological systems and living organisms supported by these media;

“Environmental Authority” means any legal person or body of persons (including any government department or government agency or court or tribunal) having jurisdiction to determine any matter arising under Environmental Law and/or relating to the Environment;

“Environmental Law” means all applicable laws (including, for the avoidance of doubt, common law), statutes, regulations, statutory guidance notes and final and binding court and other tribunal decisions of any relevant jurisdiction in force in the relevant jurisdiction at Completion whose purpose is to protect, or prevent pollution of, the Environment or to regulate emissions, discharges, or releases of Hazardous Substances into the Environment, or to regulate the use, treatment, storage, burial, disposal, transport or handling of Hazardous Substances, and all by-laws, codes, regulations, decrees or orders issued or promulgated or approved thereunder or in connection therewith to the extent that the same have force of law at Completion;

“Environmental Permit” means any licence, approval, authorisation, permission, notification, waiver, order or exemption which is issued, granted or required under Environmental Law which is material to the operation of the business of the Group on or before Completion; and

“Hazardous Substances” means any wastes, pollutants, contaminants and any other natural or artificial substance (whether in the form of a solid, liquid, gas or vapour) which is capable of causing harm or damage to the Environment or a nuisance to any person.

22.1	Each Group Company is conducting, and has during the past five (5) years conducted, the Business in compliance with Environmental Law.

22.2	All Environmental Permits:

(a)	have been obtained;

(b)	are in force; and

(c)	have been complied with.

22.3	None of the Sellers, nor any Group Company, has received any written notice of any civil, criminal, regulatory or administrative action, claim, investigation or other proceeding or suit relating to Environmental Law or Environmental Permits.

22.4	None of the Sellers, nor any Group Company, has received written notice that either (i) an Environmental Authority is intending to revoke, suspend, vary or limit any Environmental Permits or (ii) any amendment to any Environmental Permit is required to enable the continued operation of the Business.

22.5	None of the Sellers, nor any Group Company, has received written notice of any proceedings or actions by any Environmental Authority or by any other person, entity or governmental authority pending against any Group Company under any Environmental Law.

22.6	No Group Company is responsible (wholly or in part) for any clean-up or other corrective action which has been assessed or ordered by any Environmental Authority in relation to any property of, or used by, the Company or, so far as Glen Moar is aware, is subject to any investigation or inquiry by an Environmental Authority in relation to the same.

22.7	No Group Company has disposed of any Hazardous Substance other than in compliance with applicable Environmental Law.

23.	EMPLOYMENT

23.1	For the purposes of this paragraph 23:

“ERA” means the Employment Rights Act 1996;

“European Works Council” means any council established under and in accordance with any applicable law implementing the provisions of Council Directive 94/45/EC dated 22 September 1994;

“ICER 2004” means the Information and Consultation of Employees Regulations 2004;

“Key Worker” means any Worker whose total gross annual remuneration exceeds £60,000;

“Transfer Regulations” means any applicable law or regulations implementing the provisions of Council Directive 2001/23/EC dated 12 March 2001;

“TULR(C)A” means the Trade Unions and Labour Relations (Consolidation) Act 1992;

“Workers” means the employees, directors, officers, workers and self-employed contractors of the Group.

23.2	The particulars of the terms of employment or engagement of all Key Workers are contained in the Disclosure Letter including their job titles, dates of commencement of employment or engagement and period of continuous employment (calculated in accordance with chapter I of part XIV of the ERA), dates of birth, notice periods, all remuneration and other benefits actually provided or which each Group Company is bound to provide (save in respect of any pension or other retirement benefit schemes, arrangements and understandings as set out in the Pension’s section of the Disclosure Letter and in paragraph 24 below), which apply to each of the Key Workers.

23.3	The information on the number of Workers employed or engaged by each Group Company and the annual remuneration payable to Workers by each Group Company annexed to the Disclosure Letter is true, complete and accurate in all material respects, and includes particulars of and details of participation in all profit sharing, incentive, bonus, commission, share option, medical, permanent health insurance, long term disability insurance, life assurance, directors’ and officers’ insurance, redundancy and other benefit schemes, arrangements and understandings (the “Schemes”) operated for all or any Workers or former Workers of the Group or their dependants whether legally binding on any Group Company or not save in respect of any pension or other retirement benefit schemes as set out in the Pension’s section of the Disclosure Letter and in paragraphs 24.1 to 24.3 below.

23.4	The Disclosure Letter contains copies of all the standard terms and conditions, staff handbooks and policies which apply to Workers and copies of all contracts of employment or terms of engagement of all Key Workers.

23.5	There are no terms and conditions in any contract with any Worker pursuant to which such person will be entitled to receive any payment or benefit or such person’s rights will change as a direct consequence of the transaction contemplated by this Agreement.

23.6	All Workers of each Group Company are legally entitled to work in, and have complied with the local asylum and immigration requirements and legislation in the relevant jurisdiction.

23.7	The Schemes have at all times been operated in accordance with their governing rules or terms and all applicable laws and, so far as Glen Moar is aware, all documents which are required to be filed with any regulatory authority have been so filed.

23.8	The terms of employment or engagement of all Workers are such that their employment or engagement may be terminated by not more than 3 months’ notice given at any time without liability for any payment including by way of compensation or damages (except for any compensation under any applicable statutory regime).

23.9	Since the Accounts Date no Group Company has made, announced or proposed any material changes to the emoluments or benefits of or any bonus to any Workers and no Group Company is under any express or implied obligation to make any such changes with or without retrospective operation.

23.10	There are no amounts in excess of £1,000 owing or agreed to be loaned or advanced by any Group Company to any Workers (other than amounts representing salary accrued due for the current pay period, accrued holiday pay for the current holiday year or for reimbursement of expenses).

23.11	Full details of all disciplinary and grievance matters in relation to the Workers within the last twelve (12) months are annexed to the Disclosure Letter.

23.12	No Worker has given or received notice to terminate his employment or engagement.

23.13	There are no Workers who are on secondment, career break or absent on grounds of ill health or disability or other leave of absence (other than normal holidays, maternity leave, parental leave, adoption leave, paternity leave or absence of no more than one (1) month due to illness).

23.14	There are no outstanding offers of employment or engagement by any Group Company to any person who would become a Key Worker and no person has accepted such an offer but not yet taken up the position accepted.

23.15	Full details of all severance payments and awards for compensation or orders for reinstatement or re-engagement made against each Group Company in respect of current or past Workers in the last two (2) years are annexed to the Disclosure Letter.

23.16	All salaries, wages and fees and other benefits of all Workers have, to the extent due, been paid or discharged in full together with all related payments to third party benefit providers or relevant authorities.

23.17	There is no European Works Council or any pre existing, negotiated or default agreement between the Workers and any Group Company for the purposes of information and consultation pursuant to ICER 2004 or otherwise, and there are no applicable collective agreements or information or consultation arrangements (whether legally binding or not) concerning any Workers and any Group Company.

23.18	Within the three (3) years preceding the date hereof no Group Company has been engaged or involved in any trade dispute with any Worker, trade union, works council, special negotiating body, staff association or any other body representing Workers and no event has occurred which could or might give rise to any such dispute and no industrial action involving Workers, official or unofficial, is now occurring or threatened.

23.19	No past or present Worker has any claim or right of action, either actual or which can reasonably be anticipated, against any Group Company.

23.20	There are no terms or conditions under which any Worker is employed or engaged or was previously employed or engaged nor has anything occurred or not occurred prior to Completion that may give rise to any claim for discrimination on the grounds of sex, sexual orientation, marital status, gender reassignment, race, nationality, religion or belief, disability, age or for equal pay or treatment either under English, United Kingdom or European law whether by such Worker or a prospective Worker or otherwise.

23.21	Full and accurate details are disclosed in the Disclosure Letter of any redundancy payment (whether pursuant to a redundancy scheme or formula or policy or implied through custom or practice or otherwise whether contractual or discretionary) any Group Company has made in excess of the statutory redundancy entitlement to any Worker or former Worker in the last three (3) years.

23.22	No Group Company has within a period of one (1) year preceding the date hereof given notice of any redundancies to the Secretary of State or started consultations with any Trade Union or workers’ representatives under the provisions of Part IV TULR(C)A nor has any Group Company failed to comply with any such obligations under Part IV TULR(C)A.

23.23	Full details of all health and safety policies and procedures and any complaints, recommendations, investigations or claims relating to health and safety issues made or carried out in the last three (3) years and affecting any Group Company and its Workers have been disclosed in the Disclosure Letter.

23.24	Each Group Company has complied in all material respects with all relevant provisions of the Treaty of Rome, EC Directives, statutes, regulations, codes of conduct, collective agreements, terms and conditions of employment, orders, declarations and awards relevant to Workers or the relations between a Group Company and any trade union, works council, special negotiating body, staff association or any other body representing Workers and in respect of relations with any regulatory authority.

23.25	No Group Company has within the 18 months preceding the date hereof entered into any agreement which involved or may involve any Group Company acquiring any undertaking or part of one such that the Transfer Regulations applied or may apply thereto.

23.26	No Group Company has entered into any agreement or arrangement for the management or operation of its business or any part thereof other than with its Workers.

23.27	Each Group Company has properly operated the pay as you earn and national insurance systems deducting and accounting for Tax and maintaining records as required by law.

23.28	Save in respect of the Camberley Employees and the Hayes Employees, all other employees employed by Sentrum Services Limited are engaged in the Business as it relates to the Properties.

23.29	All employees of the Group are employed under contracts of employment with Sentrum Services Limited.

24.	PENSIONS

24.1	For the purposes of this paragraph 24, the following expressions shall have the following meanings:

“Disclosed Plan” means the disclosed arrangement under which a Group Company contributes up to 6% of each current Worker’s pensionable earnings to a personal pension scheme on a matching basis;

“Pension Benefits” means any pension, lump sum or other benefit payable on, in anticipation of, or following retirement, death, reaching a particular age, illness or disability, or in similar circumstances; and

“Worker” means a current or former employee or a current or former director or other officer of any Group Company.

24.2	Other than the Disclosed Plan, there are no agreements, arrangements, obligations or commitments (whether funded or unfunded) under which any Group Company is required to make payment of a contribution towards, or other provision for, Pension Benefits for the benefit of a Worker or a Worker’s dependants and no undertaking or assurance (whether written or oral) has been given by any Group Company to any person as to the continuance or introduction of any plan or arrangement, or increase, augmentation or improvement of any Pension Benefits (including without limitation those provided under the Disclosed Plan) other than pursuant to the Disclosed Plan.

24.3	Without prejudice to the generality of the preceding paragraph:

(a)	each pension scheme to which any Group Company contributes pursuant to the Disclosed Plan is registered pursuant to section 153 of the Finance Act 2004;

(b)	the Disclosed Plan has been operated in compliance with all applicable laws and regulatory requirements;

(c)	there are not in respect of the Disclosed Plan as at the date of Completion any outstanding contributions, costs or expenses payable by any Group Company; and

(d)	no claim has been made or threatened against any Group Company, or any person whom any Group Company is or may be liable to indemnify or compensate, in connection with the Disclosed Plan (other than routine claims for benefits), nor are there any circumstances which may give rise to any such claim.

25.	COMPETITION

25.1	No Group Company is or has at any time been party to or directly or indirectly concerned in any agreement, arrangement, understanding or practice (whether or not legally binding) or course of conduct which:

(a)	is or was in contravention or breach of any competition or similar legislation in any jurisdiction in which the Business is or has been carried on;

(b)	is or has been the subject of any investigation, site inspection or request for information by any court, competition or other governmental or administrative authority pursuant to any competition or similar legislation in any jurisdiction in which the Business is or has been carried on;

(c)	is or has been during the past three (3) years the subject of any registration with, or any notification or application for a decision or guidance to, any competition or other governmental or administrative authority pursuant to any competition or similar legislation of any jurisdiction in which the Business is or has been carried on;

(d)	is or was otherwise registrable, notifiable, unenforceable or void or which renders a Group Company or any of its officers liable to administrative, civil or criminal proceedings under any competition or similar legislation in any jurisdiction in which the Business is or has been carried on.

25.2	No Group Company has given any undertaking, and no order, decision, judgment or direction of any court, competition authority or other governmental or administrative authority has been made against any Group Company or in relation to it, pursuant to any competition or similar legislation in any jurisdiction in which the Business is or has been carried on.

25.3	No Group Company has received any aid, or any written notice of any investigation, complaint, action or negative decision in relation to the receipt or the alleged receipt of any aid or alleged aid, from any governmental organisation in any jurisdiction in which the Business is or has been carried on.

SCHEDULE 5

SELLERS’ LIMITATIONS ON LIABILITY

1.	LIMITATIONS ON QUANTUM

1.1	The liability of each of the ABRY Sellers in respect of any breaches of this Agreement, including of the Warranties set out in Part A of Schedule 4 (Warranties from the Sellers) shall not exceed the amount of the ABRY Consideration received by the relevant ABRY Seller.

1.2	The liability of Glen Moar in respect of any Warranty Claim shall not arise unless and until the aggregate amount of all Claims for which it would, in the absence of this provision be liable, exceeds one million pounds (£1,000,000), in which case the Purchaser shall be entitled to claim the whole of such amount and not merely the excess, provided that the aforementioned aggregate claim amount shall not apply with respect of Warranty Claims relating to paragraph 2 of Schedule 4Part A and paragraphs 1 and 2 of Schedule 4Part B.

1.3	The liability of Glen Moar in respect of any Warranty Claim shall not (when aggregated with the amount of all other Claims) exceed the Glen Moar Consideration plus any amount paid pursuant to the provision of Clause 4.

2.	TIME LIMITS

2.1	The ABRY Sellers shall not be liable in respect of any claim with respect to any breaches of the Warranties set out in Part A of Schedule 4 (Warranties from the Sellers) unless written notice of the matter giving rise to the Claim so far as then known to the Purchaser is given by or on behalf of the Purchaser to the ABRY Sellers or to Glen Moar by no later than three (3) years from the Completion Date.

2.2	Glen Moar shall not be liable in respect of any Claim unless written notice of the matter giving rise to the claim so far as then known to the Purchaser is given by or on behalf of the Purchaser to Glen Moar:

(a)	in the case of a Claim other than a claim under the Tax Warranties or the Tax Deed by no later than three (3) years from the Completion Date;

(b)	in the case of a claim under the Tax Warranties or the Tax Deed by no later than seven (7) years from the Completion Date,

provided that any such Claim (other than a claim under the Tax Deed) shall (if not previously satisfied, settled or withdrawn) be deemed to have been withdrawn unless legal proceedings in respect of it have been commenced within twelve (12) months of such written notice being given to Glen Moar, except that:

(i)	where any such claim is based on a liability which is contingent or otherwise not capable of being quantified it shall not be deemed to have been withdrawn unless legal proceedings in respect of it have not been commenced within twelve (12) months of the date on which the contingent liability becomes an actual liability or the liability becomes capable of quantification; and

(ii)	where such a claim is made under a Warranty in respect of which notice was given under this paragraph 2.2 at a time when the amount specified in paragraph 1.2 above has not been exceeded, it shall not be deemed to have been withdrawn unless legal proceedings in respect of it have not been commenced within twelve (12) months of the date on which the amount of Claims notified to Glen Moar under this paragraph 2.2 exceeds the amount specified in paragraph 1.2 above for the first time.

3.	NO DOUBLE RECOVERY

The Purchaser shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one shortfall, damage, deficiency, breach or other set of circumstances which gives rise to one or more Claims.

4.	EXCLUSION OF SELLERS’ LIMITATIONS

4.1	Nothing in this Schedule 5 applies to a Claim that arises or is delayed as a result of fraud or dishonesty by any of the Sellers, any other member of a Retained Group, or any of their respective Agents.

SCHEDULE 6*

PROPERTIES

* Not filed herewith pursuant to Item 601(b)(2) of Regulation S-K. The registrant will supplementally provide a copy of this schedule or appendix to the Commission upon request.

SCHEDULE 7

BAKER STREET PROPERTY AND THE HAYES PROPERTY

Part A

(Baker Street)

1.	LICENCE TO ASSIGN

1.1	This Schedule 7 Part A (Baker Street) applies to the Baker Street Property in relation to which the Consent must be obtained in order that it may be properly and lawfully assigned or transferred to Sentrum Construction.

1.2	Sentrum Construction shall procure at its sole cost that the Consent is obtained as soon as possible.

1.3	Sentrum Construction shall submit an application for Consent in the agreed terms for the Baker Street Property within 10 (ten) Business Days of the date of this Agreement.

1.4	If Consent is not granted within 9 (nine) months from the date of this Agreement, Sentrum Construction shall (unless otherwise agreed in writing between Sentrum Construction and the Purchaser), commence proceedings at its own cost for a declaration that the Consent is being unreasonably withheld.

1.5	If the Court refuses to make a declaration that the Consent is being unreasonably withheld, Sentrum Construction shall, with the Purchaser’s prior written approval, procure the Landlord’s consent to the grant of an underlease in favour of Sentrum Construction and the provisions of paragraphs 1.2, 1.3, 1.6 and 1.9 shall apply equally to that application altered only to make reference to an application for licence to underletting rather than licence to assign. The Purchaser shall act reasonably in considering whether to give its approval under this paragraph 1.5.

1.6	Sentrum Construction shall:

(a)	supply promptly (and in any event within 10 (ten) Business Days of request if made after Completion) provide such information as may reasonably be required by the Landlord or any superior landlord in connection with the application for the Consent; and

(b)	comply with all requirements which the Landlord or any superior landlord is entitled to impose pursuant to the Lease on a prospective assignee of the Lease or a prospective subtenant as a condition of granting the Consent.

1.7	If the Purchaser is reasonably required by the Landlord to give an authorised guarantee agreement (as defined in s.16 of the Landlord and Tenant (Covenants) Act 1995) as required under the Baker Street Lease then Sentrum Construction undertakes to indemnify and hold the Purchaser, the Company and/or any Group Company harmless from and against all Losses suffered or incurred directly and/or indirectly by them pursuant to such authorised guarantee agreement.

1.8	If the Consent has not been obtained by Completion, the contractual date for completion in relation to the Baker Street Property shall be postponed to the fifth Business Day after the Consent or a final court order is obtained.

1.9	The costs and expenses (including VAT) of the Landlord, any superior landlord and the mortgagees of any of them in connection with the application for the Consent shall solely be borne by Sentrum Construction, whether or not the Consent is granted.

2.	OCCUPATION

2.1	With effect from Completion and until completion of the transfer of the Baker Street Property in accordance with Part A of this Schedule 7 (“Actual Completion”):

(a)	The Purchaser shall:

(i)	promptly notify Sentrum Construction of any demands which it receives for payment of outgoings as referred to in paragraph 2.1(b)(i); and

(ii)	subject to being put in funds by Sentrum Construction, pay on the due date or within any grace period all rents, licence fees, service charges, building insurance premiums and other outgoings properly payable in respect of the Baker Street Property.

(b)	Sentrum Construction shall:

(i)	fund the Purchaser for all rents, licence fees, and on written demand service charges, building insurance premiums and other outgoings properly payable in respect of the Baker Street Property; and

(ii)	without prejudice to paragraph 2.1(b)(i) and the other provisions of this paragraph 2, observe and perform the covenants on the part of the tenant contained in the Baker Street Lease (other than those relating to payment of rents and other sums as referred to in paragraph 2.1(b)(i)), and Sentrum Construction hereby undertakes to indemnify and hold the Purchaser, the Company and/or any Group Company harmless from and against all Losses suffered or incurred, directly and/or indirectly, by them arising from any breach of this paragraph 2.1(b).

Part B

(Hayes)

1.	HAYES CONSENTS

1.1	This Schedule 7 Part B (Hayes) applies to the Hayes Covenants, the Hayes Guarantees, the Hayes Service Agreements and the Hayes Construction Documents in relation to which the Hayes Consents must be obtained in order that the Hayes Guarantees and the Hayes Covenants are waived and released and that the Hayes Services Agreements and the Hayes Construction Documents may be properly and lawfully novated to Sentrum Construction.

1.2	Sentrum Construction shall procure at its sole cost that the Hayes Consents are obtained as soon as possible.

1.3	Sentrum Construction shall submit an application for the Hayes Consents in the agreed form within 10 (ten) Business Days of the date of this Agreement.

1.4	Sentrum Construction shall:

(a)	supply promptly (and in any event within 10 (ten) Business Days of request if made after Completion) such information as may be required by the relevant counterparties in connection with the applications for the Hayes Consents; and

(b)	comply with all requirements which such counterparties impose as a condition of granting the Hayes Consents.

1.5	If the Hayes Consents have not been obtained by Completion, the separate contractual dates for the respective completions in relation to the deeds of release waiver and novation shall be postponed to the fifth Business Day after each relevant Hayes Consent is obtained.

1.6	The costs and expenses (including VAT) of the counterparties in connection with the applications for the Hayes Consents shall solely be borne by Sentrum Construction, whether or not the Hayes Consents are granted.

2.	COMPLIANCE

With effect from Completion and until actual completion of each of the deeds of release waiver and novation:

2.1	The Purchaser shall:

(a)	promptly notify Sentrum Construction of any demands which it receives for payment of outgoings as referred to in paragraph 2.2(a); and

(b)	subject to being put in funds by Sentrum Construction, pay on the due date or within any grace period all outgoings properly payable pursuant to the Hayes Guarantees and the Hayes Covenants.

2.2	Sentrum Construction shall:

(a)	perform all obligations of whatever kind and fund all outgoings pursuant to the Hayes Covenants and the Hayes Guarantees; and

(b)	without prejudice to paragraph 2.1(b) and the other provisions of this paragraph 2, observe and perform the Hayes Covenants and the Hayes Guarantees.

SCHEDULE 8

WORKED EXAMPLE OF ADDITIONAL PAYMENT CALCULATION

Below is a demonstration of the earnout calculation:

Example rents:

•	Net Contracted First Year’s Rent: Initial Rate of £150 per net tech SF in year 1

•	Services rent: £30 per net tech SF in year 1

(operational & services costs agreed to be equal to £30 per net tech SF in year 1.

•	Gross rent total: £180 per net tech SF in year 1

Example lease terms:

•	10,000 net tech SF

•	Annual Rent increases of 3%

•	10 year lease term

•	Year 1 rent is used and annual rent increases ignored for the purposes of calculation

Example expenses:

This list is for illustration purposes and not intended to be exhaustive;

•	Construction costs

•	Commissions

•	Power provisioning

•	Free Rent

•	Any concession granted to Tenant

all of which in aggregate = £100 per net tech SF

Earnout multiple is applied to net contracted rent as follows:

•	Net Technical Earnout Total:

•	Gross earnout – (10,000 x £150) = £1,500,000 x 11.5 multiple =£17,500,000

•	Less the total value of all Expenses = (10,000 x £100) = £1,000,000

•	Net Earnout = £16,500,000

The earnout multiple is not applied to net tech services rent.

SCHEDULE 9

OPTION LANDS

1.	For the purposes of this Schedule 9, the following definitions shall apply:

1.1	“Expansion Land Consideration” means (in each case exclusive of VAT):

(a)	in relation to the Woking Expansion Land, £9,086,861 (nine million eighty six thousand and eight hundred and sixty one pounds);

(b)	in relation to the Croydon Expansion Land, £2,399,936 (two million three hundred and ninety nine thousand nine hundred and thirty six pounds); and

(c)	in relation to the Watford Expansion Land, £2,013,203 (two million thirteen thousand two hundred and three pounds),

Or, where a part or parts of such properties are being sold, a pro rata amount of the same based on the actual area acquired;

1.2	“LIBOR” means the British Bankers’ Association Interest Settlement Rate for sterling on the day that the relevant acquisition is completed and, if any such rate is below zero, LIBOR will be deemed to be zero;

1.3	“Option Land Interest” annual interest at LIBOR plus 4%;

1.4	“Option Period” means the period of 6 (six) months following Completion; and

1.5	“Purchase Price” means the price paid (or agreed to be paid by any binding contract) for any Option Land(s) by any of the Sellers.

2.	Option Lands

2.1	Neither the Sellers or the Retained Group will deal with, make any disposal of, or grant, any contract, option, consent or other interest relating directly or indirectly to the Option Lands during the Option Period save to the Purchaser (or its nominee), unless the Purchaser (in its absolute discretion) provides its written consent.

2.2	During the Option Period, Glen Moar shall (or shall procure that), in relation to any proposed dealings with the Option Lands during the Option Period:

(a)	keep the Purchaser informed in writing of the progress of any negotiations with third parties;

(b)	provide complete details of all related correspondence, documents and information available from time to time including title information;

(c)	provide the Purchaser with reasonable prior notice of all proposed meetings and otherwise provide all reasonable opportunity for their attendance at such meetings;

(d)	take all reasonable steps to ensure that they and their professional advisers are aware of all aspects of the negotiations from time to time; and

(e)	take account of all representations made by the other and their nominated professional advisers and allow them reasonable opportunity and time to review and comment on all materials provided from time to time during the course of negotiations.

3.	Purchase of the Option Land

3.1	During the Option Period, the Purchaser may in its absolute discretion, elect by service of notice in writing to Glen Moar, to purchase all or any part or parts of the Option Lands (the “Election Notice”) from Glen Moar or its proposed nominee that it may hold at that time.

3.2	Following receipt of the Election Notice, Glen Moar shall, acting in good faith, use all reasonable endeavours to agree a form of contract with the Purchaser for the transfer of such part or parts of the Option Lands identified in the relevant Election Notice to the Purchaser as expeditiously as is reasonably practicable and subject to such reasonable conditions as the Purchaser shall stipulate.

3.3	Glen Moar and the Purchaser agree that if they decide to complete a contract for the sale and purchase of the Option Lands then the consideration payable by the Purchaser for the relevant Option Land shall be equal to the Purchase Price aggregated with the relevant Expansion Land Consideration (or a pro rata amount based upon a measured area if less than the whole).

3.4	Each party shall bear their own costs in relation to this Schedule 9.

3.5	For the avoidance of doubt, the Purchaser may continue to repeat the process set out in this clause 3 during the Option Period.

4.	Expiry of the Option Period

4.1	Following the expiry of the Option Period, Glen Moar may freely dispose of any interests it has or may acquire in any of the Option Lands without further recourse to the Purchaser and for the avoidance of doubt the Purchaser may freely acquire any interests over the Option Lands without further recourse to Glen Moar.

4.2	Notwithstanding Clause 4.1 of this Schedule 9, if the Purchaser subsequently agrees to purchase any of the Option Lands or any land situated (either in whole or part) within 500 metres of any of the boundaries of the Option Lands (or part or parts thereof) after the expiry of the Option Period and within a period of 8 years from Completion, the parties agree that the Purchaser shall pay Glen Moar, within 15 Business Days following completion of the acquisition, the relevant Expansion Land Consideration (or a pro rata amount based upon a measured area if less than the whole) plus the Option Land Interest thereon calculated from the date of the expiry of the Option Period until the date of actual completion of the relevant acquisition.

5.	Land Registry Restrictions

5.1	Glen Moar shall procure that an application is made to register the following Land Registry restriction against the registered title of the relevant Option Land within 10 Business Days following its acquisition:

“No disposition of the registered estate by the proprietor of the registered estate, or by the proprietor of any registered charge, is to be registered without a certificate signed by Digital Stout Holding, LLC c/o 71 Fenchurch Street, London EC3M 4BS, that the provisions of Schedule 9 of the Share Sale and Purchase Agreement between inter alia Sentrum Holdings Limited and Digital Realty Trust, L.P. dated [—] June 2012 have been complied with.”

5.2	Glen Moar shall procure that the Purchaser is notified of each application made to the Land Registry pursuant to this Schedule 9 within 10 Business Days of such application being submitted and shall provide the Purchaser with updated copies of the relevant registered title following the completion of each such application as soon as it is received.

SCHEDULE 10*

FORM OF ESCROW AGREEMENT

* Not filed herewith pursuant to Item 601(b)(2) of Regulation S-K. The registrant will supplementally provide a copy of this schedule or appendix to the Commission upon request.

SIGNED by	)
for and on behalf of	)
GLEN MOAR PROPERTIES LIMITED	)	/s/ Authorised signatory
Authorised signatory

SIGNED by	)
for and on behalf of	)
ABRY PARTNERS VI, LP	)	/s/ Brian St. Jean
Acting by its manager, ABRY PARTNERS, LLC		Authorised signatory

SIGNED by	)
for and on behalf of	)
ABRY ADVANCED SECURITIES FUND, LP	)	/s/ Brian St. Jean
Acting by its manager, ABRY PARTNERS, LLC		Authorised signatory

SIGNED by	)
for and on behalf of	)
ABRY ADVANCED SECURITIES	)
FUND II, LP	)	/s/ Brian St. Jean
Acting by its manager, ABRY PARTNERS, LLC		Authorised signatory

SIGNED by	)
for and on behalf of	)
ABRY INVESTMENT PARTNERSHIP, LP	)	/s/ Brian St. Jean
Acting by its manager, ABRY PARTNERS, LLC		Authorised signatory

SIGNED by	)
for and on behalf of	)
ABRY SENIOR EQUITY CO-INVESTMENT	)
FUND, III LP	)	/s/ Brian St. Jean
Acting by its manager, ABRY PARTNERS, LLC		Authorised signatory

SIGNED by	)
for and on behalf of	)
ABRY SENIOR EQUITY III, LP	)	/s/ Brian St. Jean
Acting by its manager, ABRY PARTNERS, LLC		Authorised signatory

Digital Stout Holding, LLC, a Delaware limited liability company By: Digital Realty Trust, L.P. its member

By: Digital realty Trust, Inc., its general partner

By:	/s/ Michael F. Foust

(name, title) Michael F. Foust, CEO

SIGNED by	)

for and on behalf of	)
SENTRUM HOLDINGS LIMITED	)	/s/ Authorised signatory
Authorised signatory

SIGNED by	)
for and on behalf of	)
SENTRUM CONSTRUCTION	)
MANAGEMENT LIMITED	)	/s/ Authorised signatory
Authorised signatory

Digital Realty Trust, L.P., a Maryland limited partnership By: Digital Realty Trust, Inc., its general partner

By:	/s/ Michael F. Foust

(name, title) Michael F. Foust, CEO

APPENDIX 1*

PLANS SHOWING CURRENT VACANT SPACE

* Not filed herewith pursuant to Item 601(b)(2) of Regulation S-K. The registrant will supplementally provide a copy of this schedule or appendix to the Commission upon request.